Exhibit 10. 32

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

HARVEST HEALTH & RECREATION, INC.;

ICG ACQUISITION CORP.;

AND

INTERURBAN CAPITAL GROUP, INC.

and

FERTILE VALLEY LLC, as the Stockholder Representative

Dated as of March 10, 2020

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Dated as of March 10, 2020

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and among (i) Harvest Health & Recreation, Inc., a British Columbia corporation (“Parent”), (ii) ICG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and (iii) Interurban Capital Group, Inc., a Delaware corporation (the “Company”); and (iv) Fertile Valley LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, the Boards of Directors of each of Parent, Merger Sub, and the Company deem it advisable and in the best interests of Parent, Merger Sub, and the Company and their respective stockholders, that Parent and the Company combine in order to advance the long-term business strategies of Parent and the Company;

WHEREAS, the Board of Directors of Parent and Merger Sub have determined that the merger of Merger Sub with and into the Company with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth herein, is advisable, fair to and in the best interests of Parent, Merger Sub, and the holders of Parent Capital Stock;

WHEREAS, the Board of Directors of the Company has determined that the Merger is advisable, fair to and in the best interests of, the Company and the Company Stockholders;

WHEREAS, the Board of Directors of each of Parent, Merger Sub, and the Company have approved this Agreement and the Merger on the terms and conditions contained in this Agreement; and

WHEREAS, Parent as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the British Columbia Business Corporations Act and the Articles of Incorporation and Bylaws of Merger Sub;

NOW THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“Action” means any claim, charge, action, suit, arbitration, mediation, inquiry, hearing, audit, proceeding or investigation by or before any Governmental Authority, including any audit, claim or assessment for Taxes or otherwise.

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(b)	“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Ancillary Agreements” means, collectively, the agreements set forth in Section 1.01(c) of the Disclosure Schedule and any other documents, certificate or agreement to be delivered hereunder.

(d)	“Applicable Canadian Securities Laws” means, collectively, and as the context may require, the applicable securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, orders and policies published and/or promulgated thereunder and the polices and rules of the CSE, as the foregoing may be amended or re-enacted from time to time.

(e)	“Base Shares” means the number of Multiple Voting Shares (rounded down to the nearest whole share) equal to: (i) USD$ 85,773,234 (after converting such amount to CAD$ based on the exchange rate of USD$:CAD$ reported by the Bank of Canada on the day prior to the closing of the Merger), (ii) divided by the Parent Share Price.

(f)	“BCBCA” means the British Columbia Business Corporations Act, as from time to time amended or re-enacted and includes any regulations heretofore or hereafter made pursuant thereto.

(g)	“Books and Records” means all books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of a Person, as the case may be (whether in written, printed, electronic or computer printout form).

(h)	“Business” means the business of the Companies as currently conducted, including without limitation, (i) the ownership, operation and/or management of cannabis licenses and cannabis dispensaries in the States of California and Iowa, and (ii) the provision of operational support services with respect to cannabis licenses and cannabis dispensaries in Washington.

(i)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(j)	“California Entities” means the entities set forth in Section 1.01(j) of the Disclosure Schedule.

(k)	“California Licensee Assignment” means the Assignment and Assumption Agreements set forth in Section 1.01(k) of the Disclosure Schedule.

(l)	“Canadian Securities Laws” means applicable Canadian provincial and territorial securities laws.

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(m)	“Cannabis Regulators” means, collectively, (i) the California Department of Consumer Affairs, Bureau of Cannabis Control, California Department of Food and Agriculture and the California Department of Public Health; (ii) the Iowa Department of Public Health; (iii) the Washington State Liquor and Cannabis Board; and (iv) any other state or municipal regulatory body responsible for the regulation and enforcement of the Business.

(n)	“Cash Adjustment Amount” means the amount, if any, by which the Closing Date Cash Amount is less than the Target Closing Date Cash Amount.

(o)	“Cash Adjustment Shares” means the number of Multiple Voting Shares (rounded to the nearest whole share) equal to the Cash Adjustment Amount, divided by the Parent Share Price.

(p)	“CBA Letter” means that certain side letter addressing the collective bargaining agreements set forth on Section 1.01(p) of the Disclosure Schedule.

(q)	“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

(r)	“Closing Balance Sheet” means the combined balance sheet of the Companies and the Washington Entities as set forth on Section 1.01(r) of the Disclosure Schedule. The Company shall provide an updated Closing Balance Sheet as of the Closing Date to reflect assets acquired or disposed of and Liabilities incurred or paid off in the ordinary course of the operation of business of the Companies and the Washington Entities subsequent to the Effective Date, which shall be deemed to update and qualify the Closing Balance Sheet provided at the Effective Date. The Closing Balance sheet does not reflect depreciation, accretions or adjustments of a normal and recurring nature which are normally included in financial statements prepared in accordance with GAAP.

(s)	“Closing Date Cash Amount” means the amount of all cash and cash equivalents, including without limitation restricted cash, of the Companies and the Washington Entities as of immediately prior to the Effective Time as reflected on the Closing Balance Sheet.

(t)	“Code” means the Internal Revenue Code of 1986, as amended.

(u)	“Companies” means, collectively, the Company, its Subsidiaries, the California Entities and the Iowa Entity.

(v)	“Company Capital Stock” means the Company Common Stock and the Company Series A Preferred Stock.

(w)	“Company Common Stock” means the common stock, par value $.001 per share, of the Company.

(x)	“Company Intellectual Property” means any and all Intellectual Property owned by any of the Companies or the Washington Entities that is used in, held for use in, or necessary for the conduct of the Business as currently conducted.

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(y)	“Company IP Agreements” means any (a) licenses, sublicenses or other Contracts under which any of the Companies or Washington Entities grant any Company Intellectual Property rights to third parties, (b) licenses, sublicenses, or other Contracts under which any of the Companies use or have the right to use the Intellectual Property of third parties that are used in connection with the Business as currently conducted, (c) agreements between any of the Companies, Washington Entities and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to internet websites, in each case, that are used in connection with the Business, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.

(z)	“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Companies and the Washington Entities, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change attributable to: (i) general economic or political conditions; (ii) conditions affecting the industries in which the Companies and the Washington Entities operate (including but not limited to the cannabis industry), except to the extent such conditions adversely affect the Company and the Washington Entities in a disproportionate manner relative to other companies in the cannabis industry; (iii) any changes in financial, banking or securities markets in general; (iv) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP); or (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Companies and/or the Washington Entities.

(aa)	“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $.001 per share, of the Company.

(bb)	“Company Stockholders” means the holders of 100% of the capital stock of the Company as set forth in Section 1.01(bb) of the Disclosure Schedule.

(cc)	“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated December 4, 2019 by and between Company and Parent.

(dd)	“Contract” means any written or oral contract, agreement, indenture, commitment, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, arrangement or other legally binding agreement or obligation.

(ee)	“CSE” means the Canadian Securities Exchange.

(ff)	“DGCL” means the Delaware General Corporation Law.

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(gg)	“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Parent and by the Parent to the Company, as applicable, in connection with this Agreement.

(hh)	“Employees” or “Employee” means all Persons employed by the Companies and the Washington Entities immediately prior to the Closing. “Employee” does not include independent contractors or consultants.

(ii)	“Environmental Claim” means any and all administrative, regulatory or judicial Actions, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit.

(jj)	“Environmental Laws” means all Laws, now or hereafter in effect and as amended, and any judicial interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, product registration, natural resources or Hazardous Materials, including without limitation, CERCLA.

(kk)	“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(ll)	“Environmental Permits” means all Permits required under or issued pursuant to any applicable Environmental Law.

(mm)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(nn)	“ERISA Affiliate” means all employers, trades or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(oo)	“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

(pp)	“Governmental Authority” means any Canadian, United States, federal, state, local or foreign government or political subdivision thereof, or any agency, including without limitation, the Cannabis Regulators and the Securities Authorities, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(qq)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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(rr)	“Harvest Public Reports” means all publicly available documents filed electronically by or on behalf of Parent on SEDAR or on the internet web site maintained by the CSE at www.thecse.com.

(ss)	“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law.

(tt)	“HHR Stock” means Parent’s Subordinate Voting Shares listed and posted for trading on the CSE (Symbol: HARV).

(uu)	“Holdback Shares” means the Indemnity Shares and the Stockholder Representative Shares.

(vv)	“Holdback Share Value” means the greater of (a) the Parent Share Price or (b) 100 times the volume weighted average price of a share of HHR Stock over the 20 trading-day period ending three trading days prior to the date of release or retention by Parent of such shares, as reported by Bloomberg.

(ww)	“IFRS” means the International Financial Reporting Standards set by the International Accounting Standard Board which are applicable on the date on which any calculation is to be effective or the date of any financial statements referred to herein, as the case may be.

(xx)	“Indebtedness” means, with respect to the Companies and the Washington Entities, at the time of any determination, without duplication: all obligations, contingent or otherwise, of the Companies and the Washington Entities, including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement) in respect of, (a) all indebtedness of the Companies and the Washington Entities for borrowed money, which shall include borrowing agreements such as notes, bonds, indentures, mortgages, loans and lines of credit or similar instruments, (b) the guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse by a Person of the obligation of another Person, (c) all obligations (including breakage costs) payable by any of the Companies or any Washington Entity under interest rate or currency protection agreements, (d) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances, performance bonds or similar facilities issued for the account of any of the Companies or any Washington Entity, (e) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which any of the Companies or any Washington Entity is liable, contingently or otherwise, as obligor or otherwise, including any earnouts, seller notes, contingency payments or similar Liabilities relating to past acquisitions, (f) all obligations secured by any Lien or payable out of the proceeds or product from any property or assets owned by any of the Companies or any Washington Entity, (g) deferred compensation for services, (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any of the Companies or any Washington Entity, and (i) any obligation of the type referred to in clauses (a) through (h) of this definition of another Person, the payment of which any of the Companies or any Washington Entity has guaranteed, or which is secured by any property or assets of such Person, or for which any of the Companies or any Washington Entity is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

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(yy)	“Indemnity Shares” means that number of Multiple Voting Shares (rounded down to the nearest whole share) equal to 10% of the number of Base Shares less the Stockholder Representative Shares.

(zz)	“Independent Accountant” means an independent certified public accountant at a nationally recognized accounting firm who is mutually agreeable to Parent and the Stockholder Representative.

(aaa)	“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) inventions, processes, methods, algorithms and formulae, including all patents and patent applications and statutory invention registrations, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress, logos, domain names and corporate names and other identifiers of source or goodwill, including registrations and applications for registration or renewal thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) works, copyrights, including copyrights in computer software, promotional materials and any websites, data, databases and any registrations and applications for registration of any of the forgoing, (iv) all computer software (including source code, executable code, data, databases and documentation), and (v) confidential and proprietary information, including trade secrets, know-how and rights in non-published inventions.

(bbb)	“Investor Agreements” means the agreements described in Section 1.01(bbb) of the Disclosure Schedule.

(ccc)	“Iowa Entity” means Have a Heart Iowa LLC, an Iowa limited liability company.

(ddd)	“Iowa Licensee Assignment” means the Assignment and Assumption Agreements set forth in Section 1.01(ddd) of the Disclosure Schedule.

(eee)	“IRS” means the Internal Revenue Service of the United States.

(fff)	“Knowledge” means “Knowledge” means (a) with respect to the Company and/or the Company Stockholders, the actual knowledge of Ryan Kunkel and Alex Lee after reasonable inquiry, and (b) with respect to Parent, the actual knowledge of Jason Vedadi and Steven White after reasonable inquiry.

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(ggg)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, regulation, directive, norm, order, requirement or rule of law (including common law); provided, however, the parties hereby acknowledge that under United States federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, marketing and transfer of cannabis is illegal and that, notwithstanding anything to the contrary, with respect to regulated cannabis business activities, “Law”, “law”, or “federal” shall only include such federal law, authority, agency, or jurisdiction as is not in conflict with the Laws, regulations, authority, agency, or jurisdiction of any state, district, or territory regarding such regulated cannabis business activities.

(hhh)	“Leased Real Property” means the real property leased, subleased, licensed or otherwise used by any of the Companies or Washington Entity as tenant, subtenant, licensee or occupant, as applicable, together with, to the extent leased by any of the Companies or any of the Washington Entities, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any of the Companies or any of the Washington Entities attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

(iii)	“Liabilities” means with respect to any Person, any and all debts, liabilities or obligations of such Person of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

(jjj)	“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage deed of trust, right of way, easement, encroachment, servitude, right of first option, right of first or last negotiation or refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, excluding in each case Permitted Liens.

(kkk)	“Losses” means any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, incidental, exemplary, indirect, special, punitive, speculative or remote damages (including loss of future revenue, income or profits, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach hereof, whether or not the possibility of such damages has been disclosed in advance or could have been reasonably foreseen), except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

(lll)	“Medical Marijuana Treatment Center” has the meaning set forth in Section 381.986(8), Florida Statutes.

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(mmm)	“Multiple Voting Shares” means the multiple voting shares in the capital of Parent, which shares will have the privileges, duties, liabilities, obligations and rights set forth in the Articles of Incorporation of Parent.

(nnn)	“Outside Date” means June 30, 2020.

(ooo)	“Organizational Documents” means, with respect to any Person that is not an individual, (a) such Person’s certificate of incorporation and bylaws, (b) such Person’s certificate of formation, certificate of trust, limited liability company agreement, limited partnership agreement or trust agreement or (c) any documents comparable to those described in clauses (a) and (b) as may be applicable pursuant to any applicable Law, and (c) any amendment or modification to any of the foregoing.

(ppp)	“Parent Capital Stock” means the authorized share capital of Parent, consisting of an unlimited number of subordinate voting shares, an unlimited number of multiple voting shares, an unlimited number of super voting shares and an unlimited number of preferred shares, issuable in series.

(qqq)	“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Parent and its Affiliates, or (b) the ability of Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include any event, occurrence, fact, condition or change attributable to: (i) general economic or political conditions; (ii) conditions affecting the industries in which Parent operates (including but not limited to the cannabis industry), except to the extent such conditions adversely affect Parent in a disproportionate manner relative to other companies in the cannabis industry; (iii) any changes in financial, banking or securities markets in general; (iv) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP); or (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Parent or its Affiliates.

(rrr)	“Parent Share Price” means CAD$372.

(sss)	“Permit” means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

(ttt)	“Permitted Closing Liabilities” means those Liabilities reflected on the Closing Balance Sheet.

(uuu)	“Permitted Lien” means:

(i) Liens for Taxes and other charges by any Government Authority which are not delinquent as of the Closing Date;

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(ii) any Lien or privilege vested in any lessor or licensor for rent or other obligations so long as the payment of such rent or the performance of such obligations is not delinquent;

(iii) in case of any leased asset, the rights of the lessor of such asset and any Lien granted by such lessor; and

(iv) the Liens set forth on Section 1.01(uuu) of the Disclosure Schedule.

(vvv)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(www)	“Personal Property” means all of the vehicles, machinery, equipment, tools, furniture, leasehold improvements, office equipment, computer hardware (including peripherals), appliances, spare parts, supplies, materials and other items of tangible personal property of every kind which are owned, used or leased (as lessor or lessee) by any of the Companies or Washington Entity and used or useful in the conduct of the Business or the operations of the Business or intended by any of the Companies or any of the Washington Entities for use in connection with the Business or the operations of the Business, wherever located and whether or not carried on the books of the Companies and the Washington Entities.

(xxx)	“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(yyy)	“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(zzz)	“Pro Rata Share” means, with respect to any Company Stockholder, the quotient (expressed as a percentage) obtained by dividing, as of any point in time (a) the portion of the Merger Consideration then-paid to such Person for all shares of Company Capital Stock held by such Person, by (b) the aggregate Merger Consideration then-paid.

(aaaa)	“Real Property” means the real property owned, leased or subleased by any of the Companies or any of the Washington Entities, together with all buildings, structures and facilities located thereon and all rights, privileges, interests, easements, hereditaments and appurtenances thereto.

(bbbb)	“Regulatory Licenses” means, collectively, the licenses and any and all related approvals issued by Governmental Authorities in California, Iowa, and Washington authorizing the Companies to sell marijuana and marijuana products under the marijuana laws of the States of California, Iowa, and Washington, together with any amendments, supplements or other authorizations related thereto set forth in Section 1.01(bbbb) of the Disclosure Schedule.

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(cccc)	“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land, water, or air or that otherwise enters the environment.

(dddd)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(eeee)	“Reporting Jurisdictions” means collectively the provinces of British Columbia, Alberta and Ontario and all other provinces and territories of Canada in which Parent is a reporting issuer under Applicable Canadian Securities Laws.

(ffff)	“Securities Act” means the U.S. Securities Act of 1933, as amended.

(gggg)	“Securities Authorities” means the applicable securities commissions or similar securities regulatory authorities in each of the Reporting Jurisdictions, and the CSE.

(hhhh)	“SEDAR” means www.sedar.com, which is the official website that provides access to public securities documents and information filed by public companies and investment funds as maintained by the Canadian Securities Administrators (CSA) in the SEDAR filing system.

(iiii)	“Stockholder Representative Shares” means that number of Multiple Voting Shares (rounded down to the nearest whole share) equal to: (i) USD$628,823 (after converting such amount to CAD$ based on the exchange rate of USD$:CAD$ reported by the Bank of Canada on the day prior to the closing of the Merger), (ii) divided by the Parent Share Price.

(jjjj)	“Stockholder Representative Share Value” means the greater of (a) the Parent Share Price or (b) 100 times the volume weighted average price of a share of HHR Stock over the 20 trading-day period ending three trading days prior to the date of release or retention by Parent of such shares, as reported by Bloomberg.

(kkkk)	“Subsidiary” is defined in Section 3.02.

(llll)	“Target Closing Date Cash Amount” means USD$[***].

(mmmm)	“Tax(es)” means any federal, state, local or foreign tax, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

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(nnnn)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

(oooo)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(pppp)	“Transaction Expenses” means all fees, costs and expenses incurred by or behalf of, or otherwise payable by the Companies (or incurred by or on behalf of, or otherwise payable by the Company Stockholders) that have not been paid as of the Closing Date, including, without limitation, fees, costs, and expenses (a) incurred in the consideration, preparation, documentation, execution and consummation of the transactions contemplated by this Agreement, or any alternative transactions, including fees and disbursements of any Company Stockholder, attorneys, financial advisors, accountants and other advisors and service providers, and (b) in respect of any bonus, severance or other payment or other form of compensation or benefits that is created, accelerated, accrues or becomes payable by any of the Companies or the Washington Entities in connection with the consummation of the transactions contemplated by this Agreement, to any present or former manager/director, shareholder, member, employee, independent contractor or consultant thereof, including pursuant to any employment or consulting agreement, benefit plan or any other Contract, including any Taxes payable on or triggered by any such payment.

(qqqq)	“Washington Entity” or “Washington Entities” means the entities set forth in Section 1.01(qqqq) of the Disclosure Schedule.

(rrrr)	“Washington Entities Agreements” means the Services Agreements and Call Option Agreements set forth in Section 1.01(rrrr) of the Disclosure Schedule.

(ssss)	“Washington Entity Owners” means the owners of the Washington Entities set forth in Section 1.01(ssss) of the Disclosure Schedule.

(tttt)	“Washington Entity Capital” has the meaning set forth in Section 1.01(tttt) of the Disclosure Schedule.

(uuuu)	“Written Consent” has the meaning set forth in Section 5.09.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars;

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(d)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company following the Merger (the “Surviving Company”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger.

Section 2.02 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company;

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(b) The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law; and

(c) The Bylaws of the Company shall be the Bylaws of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law.

Section 2.03 Conversion of the Company Capital Stock.

(a) At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the Company Stockholders be converted automatically into the right to receive the applicable portion of the Merger Consideration described in Section 2.05 and as set forth in greater detail on the Payment Spreadsheet; and

(b) At the Effective Time, all shares of the Company Capital Stock converted pursuant to Section 2.03(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and the Company Stockholders shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms herein.

Section 2.04 Merger Sub Stock. At the Effective Time, all outstanding shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, collectively, one validly issued, fully paid and nonassessable share of common stock of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company.

Section 2.05 Merger Consideration.

(a) Generally. On the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the parties hereto, the aggregate consideration to be paid to the Company Stockholders in the Merger shall be that number of Multiple Voting Shares equal to the Base Shares (the “Merger Consideration” or “Merger Shares”). At Closing, the Company Stockholders will receive the Merger Shares minus (a) the Indemnity Shares, and minus (b) the Stockholder Representative Shares (the “Closing Shares”). Parent shall issue the Closing Shares to the Company Stockholders in accordance with the Payment Spreadsheet and as provided for in Section 7.03(d). The Indemnity Shares in the amounts set forth in the Payment Spreadsheet shall be retained by Parent to satisfy any amounts owed to Parent pursuant to the Company Stockholders’ indemnification obligations pursuant to Article VI. The Stockholder Representative Shares in the amounts set forth in the Payment Spreadsheet shall be retained by Parent for the purpose of funding any expenses of the Stockholder Representative arising in connection with the administration of the Stockholder Representative’s duties under this Agreement (the “Stockholder Representative Expenses”), as further described in Section 8.01(f). The Merger Consideration shall be represented by one or more certificates or may be uncertificated, at the election of Parent and shall be made only in whole shares of Multiple Voting Shares, and any fractional Multiple Voting Shares shall be rounded down to the nearest whole share of Multiple Voting Shares.

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(b) Payment of Cash Adjustment Amount. In the event there is a Cash Adjustment Amount then, promptly following the Closing, the Stockholder Representative shall authorize the Parent to retain from the Indemnity Shares, the Cash Adjustment Shares. Such retention by Parent of the Cash Adjustment Shares shall occur if, and only if, the Cash Adjustment Amount and related number of Cash Adjustment Shares is agreed or admitted to by the Stockholder Representative in writing.

Section 2.06 Exchange Procedures. Upon the Effective Time, the Company Stockholders shall deliver and surrender to Parent the stock certificates representing the Company Stockholders’ shares of the Company Capital Stock duly endorsed in blank or accompanied by stock powers duly executed in blank or other instruments of transfer in form and substance reasonably satisfactory to Parent, and thereafter the Company Stockholders shall be entitled to receive the Merger Consideration in exchange therefor.

Section 2.07 No Further Ownership Rights in the Company Capital Stock. All shares of Multiple Voting Shares issued upon conversion of shares of Company Capital Stock in accordance with the terms of this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

Section 2.08 Stock Transfer Books. On the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of the Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the Company Stockholders shall cease to have any rights with respect to such shares of the Company Capital Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any stock certificates presented to Parent for any reason shall be converted into the Merger Consideration with respect to the shares of the Company Capital Stock formerly represented thereby.

Section 2.09 Payment Spreadsheet. Not less than two Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Payment Spreadsheet”), certified by an officer of the Company, that sets forth: (a) each Company Stockholder’s portion of number of Multiple Voting Shares constituting the Merger Shares (which amounts shall be calculated in accordance with the provisions of the Company’s certificate of incorporation, as amended and in effect as of immediately prior to the Closing); (b) each Company Stockholder’s portion of the number of Multiple Voting Shares constituting the Closing Shares; (c) each Company Stockholder’s portion of the number of Multiple Voting Shares constituting the Indemnity Shares; (d) each Company Stockholder’s portion of the number of Multiple Voting Shares constituting the Stockholder Representative Shares; and (e) transfer agent instructions and other shareholder information required by the Parent’s transfer agent with respect to all amounts designated in such spreadsheet. From time to time following the Closing, the Payment Spreadsheet may be amended by the Stockholder Representative in order to make any necessary updates to the Pro Rata Shares of the Company Stockholders in accordance with this Agreement, after taking into account any and all portions of the Merger Consideration previously paid to each Company Stockholder, including any Multiple Voting Shares that may be released to the Company Stockholders from the Holdback Shares. Parent shall be entitled to rely conclusively on the Payment Spreadsheet as in effect from time to time.

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Section 2.10 Closing; Closing Date. Subject to the terms and conditions of this Agreement, the consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via the electronic exchange of counterpart signature pages promptly after all of the conditions to Closing set forth in Article V are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at such time and date as the parties mutually agree upon in writing (in any case, the “Closing Date”). At the Closing the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “a Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger are duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”).

Section 2.11 Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent the following:

(i) the Certificate of Merger, pursuant to the DGCL, duly executed by an authorized officer of the Company;

(ii) executed counterparts of each of the Ancillary Agreements (as applicable) and an executed CBA Letter on such terms and conditions reasonably approved by Parent;

(iii) good standing certificates for the Company issued by the Secretary of State of the State of Delaware and for each Subsidiary issued by the appropriate Governmental Authority in the organizational jurisdiction of such Subsidiary, in either case, dated as of a date not earlier than five Business Days prior to the Closing;

(iv) a certification duly executed by the Company and dated as of the Closing Date, in form and substance required under Regulations Section 1.897-2(h)(2) and 1.1445-2I(3) and reasonably acceptable to Parent, certifying that none of the equity interests in the Company is a “United States real property interest” within the meaning of Section 897 of the Code;

(v) releases and resignations of the managers, officers and directors of the Companies, effective as of the Closing, in form and substance satisfactory to Parent;

(vi) except those items identified on Section 6.02(f) of the Disclosure Schedule, executed copies of consents and approvals from each manager or board of managers, as applicable, of each of the California Entities and the Iowa Entity, deemed necessary by Parent in its commercially reasonable judgment, with respect to the California Licensee Assignment and Iowa Licensee Assignment in order to authorize the transactions contemplated by this Agreement and the California Licensee Assignment and Iowa Licensee Assignment;

(vii) complete and correct copies of the minute books, equity interest transfer books and company certificates, and all company seals and financial and accounting books and records of the Companies;

(viii) a complete list of all living marijuana plants and bagged inventory of marijuana, marijuana products and other cannabis materials in possession of the Companies and the Washington Entities on the Closing Date (the “Cannabis Inventory”);

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(ix) a certificate from a duly authorized officer of the Company, dated as of the Closing, (i) certifying that attached thereto are true and complete copies of (A) the Company Board Recommendation, the resolutions and consents duly and validly adopted by the board of directors of the Company as provided for in Section 3.01(c) and the Company Stockholders authorizing the execution, delivery and performance of this Agreement including the Written Consent, the Ancillary Agreements (as applicable), the adoption of this Agreement, the consummation of the Merger and other transactions contemplated hereby and thereby and waiver and termination of the Investor Agreements; (B) the certificate of incorporation of the Company, as amended to date and as currently in effect; and (C) the bylaws of the Company, as amended to date and as currently in effect; (ii) certifying the names and specimen signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements to which the Company is a party and the other documents to be delivered hereunder and thereunder; and (iii) certifying that each of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied; and (iv) certifying the Closing Date Cash Amount; and

(x) such other certificates or other documents reasonably requested and necessary to effectuate the transactions contemplated hereby.

Section 2.12 Closing Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered the following:

(i) To Company:

(1) The Certificate of Merger, pursuant to the DGCL, duly executed by an authorized officer of Parent;

(2) executed counterparts of each of the Ancillary Agreements (as applicable);

(3) the Closing Shares to the Company Stockholders in accordance with the Payment Spreadsheet;

(4) a certificate from a duly authorized officer of Parent, dated as of the Closing, (i) certifying that attached thereto is a true and complete copy of the resolutions duly and validly adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements (as applicable) and the consummation of the transactions contemplated hereby and thereby; and (ii) certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(5) such other certificates or other documents reasonably requested and necessary to effectuate the transactions contemplated hereby.

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Section 2.13 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.03, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or properly consented thereto in writing in accordance with Section 262 of the DGCL and who has properly exercised appraisal rights of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares of Company Capital Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.05(a), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Article III

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY

Except as expressly set forth in the Disclosure Schedule, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct.

Section 3.01 Organization and Authority; Execution; Enforceability.

(a) Each of the Companies and the Washington Entities is duly organized, validly existing and in good standing under the laws of its state of organization or formation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as now being conducted. Each of the Companies and the Washington Entities is duly licensed or qualified to do business and is in good standing (or in existence, as applicable) in each jurisdiction in which the properties owned or leased by it with respect to its business makes such licensing or qualification necessary.

(b) The Company has the requisite power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by each other party hereto) constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. The Ancillary Agreements to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof, shall each (assuming due authorization, execution, and delivery by each other party hereto and thereto) constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

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(c) The board of directors of the Company, by resolutions duly adopted by unanimous consent of all directors of the Company, not subsequently rescinded or modified in any way, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption, and (iv) resolved to recommend that the Company Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Company Stockholders by written consent.

Section 3.02 Subsidiaries. Section 3.02 of the Disclosure Schedule sets forth a complete and accurate list of all subsidiaries of the Company (each a “Subsidiary” and collectively, the “Subsidiaries”). Except as set forth in Section 3.02 of the Disclosure Schedule, there are no corporations, limited liability companies, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, and none of the Companies has any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 3,004,745 shares of Company Common Stock, par value $.001 per share, of which 1,059,028 shares are issued and outstanding, and (ii) 1,014,745 shares of Company Series A Preferred Stock, par value $.001 per share, of which 709,957 are issued and outstanding. All shares of the Company Capital Stock have been duly authorized and are validly issued in an un-certificated form, fully paid and non-assessable. Each Company Stockholder owns, of record and beneficially, the un-certificated shares of Company Capital Stock set forth next to such Company Stockholder’s name in Section 3.03(a) of the Disclosure Schedule, free and clear of all Liens.

(b) The authorized, issued and outstanding capital of each of the California Entities and the Iowa Entity is set forth in Section 3.03(b) of the Disclosure Schedule. All capital interests of the California Entities and the Iowa Entity has been duly authorized and are validly issued, fully paid and non-assessable. Each holder of an equity interest in each of the California Entities and the Iowa Entity owns, of record and beneficially, the membership interest of such entity set forth next to such Person’s name in Section 3.03(b) of the Disclosure Schedule, free and clear of all Liens.

(c) The authorized, issued and outstanding capital of each of the Washington Entities is set forth in Section 3.03(c) of the Disclosure Schedule. All capital interests of the Washington Entities have been duly authorized and are validly issued, fully paid and non-assessable. Each Washington Entity Owner owns, of record and beneficially, the Washington Entity Stock set forth next to such Company Stockholder’s name in Section 3.03(c) of the Disclosure Schedule, free and clear of all Liens.

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(d) The Company Capital Stock and the equity interests in each of the California Entities and the Iowa Entity (the “Subsidiaries Interests”) were issued in compliance with all applicable Laws. The Company Capital Stock and the Subsidiaries Interests were not issued in violation of the Organizational Documents of any of the Companies, or any other agreement, arrangement or commitment to which the Company Stockholders, the Company or any owner or holder of a Subsidiaries Interest is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(e) The Washington Entity Capital was issued in compliance with all applicable Laws. The Washington Entity Capital was not issued in violation of the Organizational Documents of the Washington Entities, or any other agreement, arrangement or commitment to which the Washington Entity Owners is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(f) Except as set forth in Section 3.03(f) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any ownership interests in any of the Companies or the Washington Entities, or obligating the Company Stockholders, the owners and holders of the membership interests in the California Entities and the Iowa Entity, any of the Companies, any of the Washington Entity Owners or any Washington Entities to issue or sell any ownership interests (including the Company Capital Stock, any equity interest in the California Entities or the Iowa Entity or Washington Entity Capital), or any other interest, in any of the Companies or Washington Entities, respectively, and there are no outstanding securities convertible or exercisable into or exchangeable for ownership interests of any of the Companies, any of the Washington Entities or any other equity security of any of the Companies or Washington Entities. Other than the Organizational Documents of the Companies and Washington Entities, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Capital Stock, the Subsidiaries Interests, the membership interests in the California Entities and the Iowa Entity or the Washington Entity Capital. No spousal consent is required under applicable Laws to vest Parent with good and valid title to all of the Company Capital Stock, the membership interests in the California Entities and the Iowa Entity or the Washington Entity Capital.

Section 3.04 No Conflict; Consents. Except as set forth in Section 3.04 of the Disclosure Schedule, as identified in Section 5.06(f), or as contemplated under the Call Option Amendments, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of any of the Companies or any Company Stockholder or holder a membership interest in any of the California Entities (if an entity), (b) conflict with or violate any Law or Governmental Order applicable to any of the Companies, any Company Stockholder, any of the Washington Entities or any of their respective assets, properties or businesses, (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, without or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any of the Companies, any Company Stockholder or any of the Washington Entities is a party or by which any of their respective properties and assets are bound or any material Permit affecting the properties, assets or business of any of the Companies, any Company Stockholder or any of the Washington Entities; or (d) result in the creation or imposition of any Lien on any properties or assets of any of the Companies, any Company Stockholder or any of the Washington Entities. Except as set forth in Section 3.04 of the Disclosure Schedule, as identified in Section 5.06(f), or as contemplated under the Call Option Amendments, neither any of the Companies nor any of the Washington Entities needs to notify, make any filing with, or obtain any consent of, any Person in order to perform its obligations under this Agreement or any of the Ancillary Agreements, other than notices, filings or consents the failure of which to obtain would not prohibit or materially delay the Closing or materially interfere with the ownership and operation by Parent of the business of the Companies or the Washington Entities following the Closing or otherwise have a Company Material Adverse Effect.

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Section 3.05 Financial Statements. Complete copies of the audited combined financial statements consisting of the balance sheet of the Companies and the combined financial statements of the Washington Entities as at December 31 in each of the years 2017 and 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited combined financial statements consisting of the balance sheet of the Companies and the combined financial statements consisting of the balance sheet of the Washington Entities as at December 31, 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the twelve-month period then ended (the “Interim Financial Statements”) and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Parent. The Audited Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the period involved. The Interim Financial Statements have been prepared in accordance with GAAP, subject to adjustments in accordance with IFRS. The Financial Statements and the Closing Balance Sheet are based on the books and records of the Companies and the Washington Entities. The Financial Statements fairly present the financial condition of the Companies and the Washington Entities as of the respective dates they were prepared and the results of their respective operations for the periods indicated. The consolidated balance sheet of the Companies as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Companies as of December 31, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Companies and the Washington Entities (a) keep books, records and accounts that accurately, fairly and in reasonable detail reflect their material assets and transactions, and (b) maintain a system of internal accounting controls sufficient to provide reasonable assurance that all or their material transactions are recorded accurately and promptly to permit the preparation of the Financial Statements.

Section 3.06 No Undisclosed Liabilities. None of the Companies nor the Washington Entities has any Liabilities, except for Liabilities (a) which are reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the Closing Balance Sheet in the ordinary course of the operation of business of the Companies and the Washington Entities, (c) which are reflected in the Closing Balance Sheet, or (d) that are contractual or have been incurred in the ordinary course of business and are not required by IFRS to be reflected on a balance sheet and that are not in the aggregate material.

Section 3.07 Bank Accounts. Set forth in Section 3.07 of the Disclosure Schedule is a complete and correct list of all banks or other financial institutions with which the Companies and the Washington Entities have any accounts, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

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Section 3.08 Absence of Certain Facts or Events. Except as set forth in the Closing Balance Sheet and Section 3.08 of the Disclosure Schedule, as of the date of the Closing Balance Sheet, the Companies and the Washington Entities have conducted the Business in the ordinary course of business consistent with past practice and there has not been with respect to any of the Companies, the Washington Entities or the Business:

(a) event, occurrence or development that has had, or could reasonably be expected to have, a Company Material Adverse Effect;

(b) amendment of any of the Organizational Documents of any of the Companies or any of the Washington Entities;

(c) split, combination or reclassification of any equity interests in any of the Companies or any of the Washington Entities;

(d) entry into any Contract that would constitute a Material Contract (as defined in Section 3.14(a) below);

(e) incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any material asset;

(g) cancellation of any material debts or claims or amendment, termination or waiver of any material rights;

(h) damage, destruction or loss, or any material interruption in use, of any material asset, whether or not covered by insurance;

(i) acceleration, termination, material modification to or cancellation of any Material Contract or material Permit or any Regulatory License;

(j) any capital expenditure which individually is valued in excess of $[***];

(k) imposition of any Lien upon any of the Companies or any of the Washington Entities properties or assets, tangible or intangible;

(l) issuance, sale or other disposition of, or creation of any Lien upon any of the Company Capital Stock, Subsidiaries Interest, Washington Entity Capital or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity interests in any of the Companies or any of the Washington Entities;

(m) declaration or payment of any distributions on or in respect of equity interests in any of the Companies or Washington Entities or redemption, purchase or acquisition of any outstanding equity interests in any of the Companies or any of the Washington Entities;

(n) material change in any method of accounting or accounting practice of any of the Companies or any of the Washington Entities, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(o) (i) amendment to or entering into of any employment or independent contractor agreements or any severance or termination agreements with, any increase in the compensation payable or to become payable by any of the Companies or any of the Washington Entities to, any employee, independent contractor, manager, director or officer whose annual remuneration (including base salary and targeted commissions and bonuses) exceeds $[***], or (ii) any establishment or termination of, or increase in or amendment or modification to the coverage or benefits under any bonus, insurance, pension, retention, transaction bonus, change in control or other Benefit Plan that, in any case, is not in the ordinary course of business, consistent with past practice;

(p) adoption, modification or termination of any collective bargaining or other agreement with a union, works council or labor organization, whether written or oral;

(q) any loan to (or forgiveness of any loan to), or entry into any other Contract with, any Affiliate or any member or current or former manager, director, officer, employee or consultant of any of the Companies or any Washington Entity;

(r) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s) (i) modification, amendment, termination or assignment of any lease or sublease or entry into any new leases or subleases for real property, (ii) waiver, release, relinquishment or assignment any of rights under any lease or sublease for real property or (iii) taking of any action that could adversely affect the term, validity or enforceability of any lease or sublease for real property;

(t) initiation, compromise or settlement of any Action against any of the Companies or any Washington Entity;

(u) amendment, modification, termination, cancellation or lapse of any insurance policies maintained by any of the Companies or any Washington Entity;

(v) entry into any joint venture, partnership or other similar arrangement; or

(w) agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, for the two-year period prior to the date of this Agreement, there have been no Actions by or against any of the Companies or any Washington Entity or affecting any of the assets of any of the Companies or any Washington Entity or the Business, and there are no Actions pending or, to the Company’s Knowledge, threatened, (a) by or against any of the Companies or any Washington Entity affecting any of their properties or assets (or by or against any Company Stockholder, a holder of any Subsidiaries Interest or holder of an interest in any Washington Entity Capital or any Affiliate thereof and relating to any of the Companies or any of the Washington Entities); or (b) by or against any of the Companies or any of the Washington Entities, any Company Stockholder, a holder of any Subsidiaries Interest or holder of an interest in any Washington Entity Capital or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.09 of the Disclosure Schedule, to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Except as set forth in Section 3.09 of the Disclosure Schedule since the organization of each of the Companies and each of the Washington Entities, none of the Companies, nor any Washington Entity has been subject to any Governmental Order, and there is no Governmental Order pending or, to the Company’s Knowledge, threatened against any of the Companies or any Washington Entity.

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Section 3.10 Compliance with Laws; Permits and Regulatory Licenses.

(a) Except for the United States’ Federal Controlled Substances Act (Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970) (the “CSA”), and U.S. federal ordinances, regulations, rules, codes, order, and guidance related to the CSA, which currently classifies cannabis as a Schedule-I controlled substance and makes cannabis use and possession illegal on a national level in the United States, the Companies and each Subsidiary and Washington Entity has conducted their respective business in all material respects in accordance with all Laws and Governmental Orders applicable to it, its properties and assets, and is not in material violation of any such Law or Governmental Order. No claim has been made by any Governmental Authority to the effect that any of the Companies or any Washington Entities, or any asset owned or used by any of the Companies or Washington Entities, fails to comply, in any respect, with any Law or Governmental Order.

(b) Section 3.10(b) of the Disclosure Schedule contains a list of all Permits and Regulatory Licenses held by each of the Companies and Washington Entities. Each of the Companies and Washington Entities is in compliance in all material respects with all of its respective Permits and Regulatory Licenses, and each such Permit and Regulatory License is valid and in full force and effect. No Action is pending or, to the Company’s Knowledge, threatened, to revoke or limit any such Permits or Regulatory License. All fees and charges with respect to such Permits and Regulatory Licenses as of the date hereof have been paid in full. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit or Regulatory License set forth in Section 3.10(b) of the Disclosure Schedule.

(c) Ownership of Medical Marijuana Treatment Center. The Company has confirmed that no Company Stockholder directly or indirectly owns, controls, or holds with power to vote 5% percent or more of the voting shares of any entity that owns or operates a Medical Marijuana Treatment Center in the State of Florida. The Parent is relying upon the truth and accuracy of, and the Company Stockholder’s compliance with, the representations and warranties of the Company set forth herein in order to issue the Merger Shares.

Section 3.11 Environmental Matters.

(a) Each of the Companies and each of the Washington Entities is currently and has at all times been in compliance in all material respects with all Environmental Laws and has not received from any Person any Environmental Notice or Environmental Claim or written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved or is the source of ongoing obligations or requirements.

(b) Each of the Companies and each of the Washington Entities possess and is in compliance in all material respects with all Environmental Permits necessary for the operation of its portion of the conduct of the Business and the ownership, lease, operation or use of any Real Property and the assets of the Companies and the Washington Entities. All Environmental Permits obtained by the Companies and Washington Entities are in full force and effect in accordance with Environmental Laws. To the Company’s Knowledge, there is no condition, event, or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation, or use of the business or assets of the Companies or the Washington Entities as currently carried out. With respect to any such Environmental Permits, to the Company’s Knowledge, the Companies and the Washington Entities have undertaken all measures necessary to facilitate transferability of the same and none of the Companies nor the Washington Entities is aware of any condition, event, or circumstance that might prevent or impede the transferability of the same nor have either received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

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(c) To the Company’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Companies or the Washington Entities or any real property currently or formerly owned, operated, or leased by any of the Companies or any of the Washington Entities. None of the Companies nor any Washington Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any of the Companies or any of the Washington Entities (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against or a violation of Environmental Law or term of any Environmental Permit by any of the Companies or any Washington Entity.

(d) To the Company’s Knowledge, there are no active or abandoned aboveground or underground storage tanks owned or operated by any of the Companies or any Washington Entity.

(e) To the Company’s Knowledge, there are no Hazardous Materials treatment, storage, or disposal facilities or locations used by the any of the Companies or any of the Washington Entities or any predecessors as to which any of the Companies or any of the Washington Entities may retain liability. None of such facilities or locations has been placed or proposed for placement on the National Priorities List under CERCLA or any similar state list. None of the Companies nor any of the Washington Entities has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage or disposal facilities or locations used by any of the Companies or any of the Washington Entities.

(f) None of the Companies nor any of the Washington Entities has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) The Company has provided or otherwise made available to Parent and listed in Section 3.11(g) of the Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Companies or the Washington Entities or any currently or formerly owned, operated or leased real property that are in the possession or control of the Companies or any of the Washington Entities related to compliance with Environmental Laws, Environmental Claims, an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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(h) None of the Companies or Washington Entities is aware of or reasonably anticipate any condition, event, or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Companies or the Washington Entities as currently carried out.

(i) There are no Environmental Claims pending or, to the Company’s Knowledge, threatened against any of the Companies or Washington Entities or any Real Property owned or leased by any of the Companies or Washington Entities, and to the Company’s Knowledge, there are no circumstances that could reasonably be expected to form the basis of any such Environmental Claim.

(j) Neither the execution of this Agreement or the Ancillary Agreements by any of the Companies and the Company Stockholders, nor the consummation of the transactions contemplated hereby or thereby, will require any notice to or consent of any Governmental Authority or third party pursuant to any applicable Environmental Law or Environmental Permit.

Section 3.12 Material Contracts. Section 3.12 of the Disclosure Schedule contains an accurate and complete list of the following outstanding Contracts (including all amendments and supplements thereto) to which each of the Companies or each of the Washington Entities, is a party or by which any of the Companies or any of the Washington Entities or any of their respective properties or assets is bound (collectively, the “Material Contracts”):

(a) each Contract involving aggregate consideration in excess of $[***] (or $[***] in the aggregate) or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by any of the Companies or any of the Washington Entities without penalty or without more than 90 days’ notice;

(b) each Contract involving aggregate consideration in excess of $[***] (or $[***] in the aggregate) with employees, third party consultants, independent contractors or other service providers of any of the Companies or any of the Washington Entities, which cannot be cancelled by any of the respective Companies or Washington Entities without penalty or without more than 30 days’ notice;

(c) each Contract involving a sharing of profits, losses, costs or Liabilities by any of the Companies or any of the Washington Entities with any other Person, including any joint venture, partnership, alliance or similar agreement;

(d) each Contract containing covenants that restrict or purport to restrict any of the Companies or any of the Washington Entities’ business activity or limit the freedom of any of the Companies or any of the Washington Entities to engage in any line of business, to compete with any Person, to compete in any geographical area or to solicit any Person for business, employment or other purposes;

(e) each Contract or instrument that creates, gives rise to or otherwise contemplates any Lien over or in respect of any property or asset of any of the Companies or any of the Washington Entities;

(f) each Contract providing for the lease of any Leased Real Property by any of the Companies or any of the Washington Entities (whether as lessor or lessee);

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(g) each Contract providing for the lease of Personal Property by any of the Companies or any of the Washington Entities for payments or other consideration of more than $[***] in any 12-month period;

(h) each Contract that relates to Indebtedness of any of the Companies or any of the Washington Entities in excess of $[***];

(i) each Contract or letter of intent relating to the acquisition or disposition by any of the Companies or any of the Washington Entities (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), outside of the ordinary course of business, of assets or securities;

(j) each Contract involving monies or anything of value (including any compensation or benefits) that would become payable, owed, accelerated or vested upon the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or any other change of control of any of the Companies or any of the Washington Entities;

(k) each Contract involving capital expenditures in excess of $[***];

(l) each warranty, guaranty or similar undertaking with respect to performance of a Contract extended by any of the Companies or any of the Washington Entities, other than in the ordinary course of business;

(m) each Contract involving loans by any of the Companies or any of the Washington Entities to any Person;

(n) each Contract between any of the Companies and any of the Washington Entities, on the one hand, and a Governmental Authority, on the other hand;

(o) each agency, dealer, distributor, sales representative, marketing or other similar Contract of any of the Companies or any of the Washington Entities;

(p) each Contract for management services or financial advisory services (other than any Contract with any of the Companies’ or any of the Washington Entities’ accounting advisors);

(q) each settlement, resolution or similar Contract involving payments by any of the Companies after the Closing or any injunctive or similar equitable obligations on any of the Companies or any of the Washington Entities;

(r) each Contract between any of the Companies or any of the Washington Entities, on the one hand, and any Company Stockholder, any holder of a Subsidiaries Interest or Washington Entity Capital or any of their Affiliates, on the other hand;

(s) each Washington Entities Agreements; and

(t) each agreement to enter into any Contract of the type described in subsections (a) through (r) of this Section 3.12.

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Each Material Contract is in full force and effect and is valid and binding on and enforceable in accordance with its terms against each of the applicable Companies, or applicable Washington Entities, and, to the Company’s Knowledge, against the other party or parties thereto. None of the Companies nor any Washington Entity, is in material default under or in material breach of, or in receipt of any written claim of default or breach or any notice of any intention to terminate, any Material Contract. There are no material disputes pending or, to the Company’s Knowledge, threatened under any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of: (i) all applications and registrations with any Governmental Authority for any Company Intellectual Property, including without limitation, any registrations and applications for patents, trademarks, corporate names, copyrights, and domain names (collectively, the “Registered Company Intellectual Property”); (ii) all material common law trademarks and material unregistered copyrights and works of authorship used in connection with the Business; (iii) all material software used in connection with the Business, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap or similar licenses; and (iv) all Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap or similar licenses. For each item of Registered Company Intellectual Property, Section 3.13(a) of the Disclosure Schedule identifies, if applicable: the owner of record, jurisdiction of application and/or registration, and the date of application and/or registration. The Registered Company Intellectual Property is valid, subsisting, and enforceable, and, to Company’s Knowledge, no claim has been threatened against the Companies alleging that the Registered Company Intellectual Property is invalid or unenforceable in whole or in part. The Companies take commercially reasonable steps to mark or label all Company Intellectual Property and related materials to protect the status thereof. Except as disclosed in Section 3.13(a) of the Disclosure Schedule, there are no office actions, refusals, objections, oppositions, cancellations, invalidity proceedings, interferences or re-examinations, or any other proceedings challenging the extent, scope, validity or registrability, or ownership of any Company Intellectual Property currently pending or threatened against the Companies or the Washington Entities.

(b) The Companies and the Washington Entities, as applicable, are the exclusive owner of the entire right, title and interest in and to the Company Intellectual Property free and clear of all Liens, adverse claims or other restrictions. The Companies and the Washington Entities are in compliance in all material respects with all applicable material terms and requirements of each Company IP Agreement, and each Company IP Agreement is in full force and effect and is valid and enforceable in accordance with its terms.

(c) The products, processes, services, and business of the Companies and the Washington Entities, as currently conducted, including the use of all Company Intellectual Property, have not and do not infringe, dilute, or misappropriate, or otherwise violate any Intellectual Property rights of any other Person. Neither the Companies nor any Company Stockholder has received any notice of any such infringement, dilution, misappropriation or violation, and the Company Stockholders are not aware of the basis for any of the foregoing, and no Action is pending related to the Company Intellectual Property, or the use thereof by the Companies or any customer or third party. To the Company’s Knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, or otherwise violates or conflicts with the Company Intellectual Property.

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(d) No Company Intellectual Property is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of such Company Intellectual Property or that would impair the validity or enforceability of such Company Intellectual Property.

(e) The Companies and the Washington Entities have taken commercially reasonable and appropriate steps to protect and maintain all Company Intellectual Property, including without limitation to preserve the confidentiality of any trade secrets. Each current and former employee, agent, consultant, contractor and officer of the Companies has executed a confidentiality and invention assignment agreement or an employment or consulting agreement maintaining confidentiality in any material trade secrets or proprietary information of the Companies and assigning any rights in Intellectual Property to the Companies.

(f) The information technology systems used by the Companies and the Washington Entities, including all computer hardware, software, firmware, process automation and telecommunications systems (“IT Systems”), have performed in material conformance with the applicable specifications or documentation for such systems during the 12 months prior to Closing. To the Company’s Knowledge, there have been no data security breaches that have affected the Companies or the Washington Entities. The Companies and the Washington Entities maintain commercially reasonable security, disaster recovery and business continuity plans, and procedures and have taken commercially reasonable measures to protect the security and integrity of the IT Systems and the data stored or contained therein or transmitted thereby.

(g) No source code for any IT Systems has been delivered, licensed, or otherwise made available to any escrow agent or other Person who is not an employee or consultant of the Companies, and the Companies do not have any duty or obligation (whether present or contingent) to deliver, license or make available such source code for any Company software to any escrow agent or other Person.

(h) The IT Systems has been scanned for and is free, to the Company’s Knowledge, of all viruses, worms, Trojan horses, and other material known contaminants, and to the Company’s Knowledge does not contain any bugs, errors, or problems that would have a materially adverse impact on the operation of other software programs or operating systems for which it was designed to operate.

(i) The Companies’ and the Washington Entities’ collection, storage, maintenance, and use of any personally identifiable information complies with all applicable privacy and data security laws in all material respects, as well as its own internal policies on data privacy and/or security. The Companies and the Washington Entities have taken commercially reasonable steps to protect against any anticipated or actual threats or hazards to the security or integrity of any personally identifiable information, and from the loss of any personally identifiable information. To the Company’s Knowledge, there has been no unauthorized access to or use of, or any security breach relating to or affecting, any personally identifiable information.

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Section 3.14 Real Property.

(a) Section 3.14(a)(i) of the Disclosure Schedule lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by any of the Companies or any of the Washington Entities, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. To the Company’s Knowledge, the use and operation of the Real Property in the conduct of the business of the Companies and the Washington Entities do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. Except as set forth in Section 3.14(a)(ii) of the Disclosure Schedule, to the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Companies or Washington Entities. Except as set forth in Section 3.14(a)(iii) of the Disclosure Schedule, to the Company’s Knowledge, there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property that encroach on any part of the Real Property. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The Real Property set forth in Section 3.14(a)(i) of the Disclosure Schedule comprises all of the material real property used in the businesses of the Companies and the Washington Entities, as presently conducted.

(b) With respect to Leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any Leases, including all material amendments, extensions, renewals and guaranties with respect thereto. Except as set forth in Section 3.14(b) of the Disclosure Schedule with respect to each of the leases relating to Leased Real Property (collectively, the “Leases”): (i) the Lease is legal, valid, binding and enforceable against the Company or applicable Subsidiary or Washington Entity party thereto and, to the Company’s Knowledge, each other party thereto; (ii) to the Company’s Knowledge, none of the Companies nor any of the Washington Entities nor any other party to the Leases is in material breach or material default under the Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or material default or permit the termination, modification or acceleration of rent under the Lease; and (iii) except as set forth in Section 3.14(b) of the Disclosure Schedule, none of the Companies nor any of the Washington Entities is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property.

Section 3.15 Assets. The Companies and the Washington Entities have good and valid title to, or a valid leasehold interest in, all of the assets and properties used in the conduct of the Business or shown to be owned by the Companies and the Washington Entities on the Financial Statements and the Closing Balance Sheet, free and clear of all Liens, except Permitted Liens. All properties, machinery, equipment and other tangible assets owned or used by any of the Companies or Washington Entities are being sold “as-is, where-is” and, except as set forth herein, without warranty of any kind, whether express or implied, including, without limitation, any warranty of condition or fitness for a particular purpose.

Section 3.16 Condition of Personal Property. All items of Personal Property with an individual value greater than $[***] are set forth in Section 3.16 of the Disclosure Schedule. Except as set forth in Section 3.16 of the Disclosure Schedule, all items of Personal Property are being sold “as-is, where-is” and, except as set forth herein, without warranty of any kind, whether express or implied, including, without limitation, any warranty of condition or fitness for a particular purpose.

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Section 3.17 Employee Benefit Matters.

(a) Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA,) and (ii) other profit-sharing, deferred compensation, bonus or incentive, stock option, stock purchase, equity or equity-based, severance, retention, change-of-control, paid time off, holiday pay, pension, retirement, medical, welfare, fringe and other compensation or benefit plan, policy, program, contract, arrangement or agreement (whether written or unwritten, and whether or not subject to ERISA), that is currently sponsored, maintained, contributed to, or required to be contributed to, by the Companies or the Washington Entities for the benefit of any current or former employee, manager/director, officer or independent contractor of the Companies or the Washington Entities, or with respect to which the Companies or Washington Entities have or could have any current Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether written or oral, legally binding or not (each, a “Benefit Plan” and collectively, “Benefit Plans”). With respect to this Section 3.17, the term “Companies” and “Washington Entities” includes any ERISA Affiliate of any of the Companies or any of the Washington Entities.

(b) To the Company’s Knowledge, with respect to each Benefit Plan, there are no funded benefit obligations for which contributions have not been made, and all monies withheld for employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plan.

(c) To the Company’s Knowledge, each Benefit Plan has been maintained, operated and administered at all times in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code in all material respects. To the Company’s Knowledge, no event has occurred, nor do any circumstances exists, that could reasonably be expected to give rise to any material liability or civil penalty under any Laws with respect to any Benefit Plan. To the Company’s Knowledge, all contributions and other payments required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code or any other applicable Law have been made.

(d) Except to the extent required by applicable Law, neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any individual to any severance pay, unemployment compensation, forgiveness of indebtedness or other benefits or compensation; (ii) accelerate the time of payment or vesting, funding, or increase the amount of any compensation due, or in respect of, any individual; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code or that would not be deductible under Section 162 or 404 of the Code; or (iv) directly or indirectly cause the Companies or the Washington Entities to transfer or set aside any assets to fund any material benefits under any Benefit Plan. None of the Companies nor any of the Washington Entities has any obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Sections 4999 or 409A of the Code and each Benefit Plan to which Code Sections 4999 or 409A applies, has been maintained, operated and administered in operational and documentary compliance with Section 409A of the Code.

(e) None of the Companies nor any of the Washington Entities maintain, maintained or contributed to within the past five (5) years, any multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA. None of the Companies nor any of the Washington Entities currently has any liability to make withdrawal liability payments to any multiemployer plan.

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(f) Each Benefit Plan can be amended, suspended or terminated at any time without the consent of any employees, participants, service providers, or insurance companies and without resulting in any Liability to Parent or its Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or Liabilities.

Section 3.18 Employees and Contractors.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employees, showing as of the Closing Date each Employee’s: (i) name, (ii) job title or position, (iii) location, (iv) date of hire, (v) whether such Employee is full-time, part-time or temporary, (vi) whether such Employee is exempt or non-exempt for purposes of the Fair Labor Standards Act and/or similar state Laws, (vii) base salary or hourly rate of base salary, (viii) annual bonus or other incentive compensation opportunity and (ix) the nature and amount of any other regular compensation (e.g., commissions and accrued but unused paid time off/vacation time). Except as set forth on Section 3.18(a) of the Disclosure Schedule, the employment of each Employee (whether or not under any Contract) can be terminated by the Company or applicable Subsidiary without notice and without severance, penalty or premium, other than payment of accrued salaries, wages and bonuses or commissions, if any. All salaries, wages, commissions and other compensation and benefits payable to each Employee have been accrued and paid by the Company or applicable Subsidiary when due for all periods through the Closing Date. No current executive, key Employee or group of Employees has given notice of termination of employment or, to the Company’s Knowledge, otherwise disclosed plans to terminate employment with any of Companies or the Washington Entities within the next 12 months. No executive or key Employee is employed under a non-immigrant work visa or other work authorization that is limited in duration.

(b) Section 3.18(b) of the Disclosure Schedule sets forth a complete and accurate list of all independent contractors currently engaged by the Companies and the Washington Entities, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such independent contractor. Except as set forth on Section 3.18(b) of the Disclosure Schedule, none of such independent contractors is a party to a written Contract with any of the Companies or any of the Washington Entities. For purposes of applicable Law, including the Code and the Fair Labor Standards Act, all independent contractors who are currently, or within the last three years have been, engaged by the Companies or the Washington Entities have been properly classified as independent contractors and not employees of any of the respective Companies or any of the Washington Entities.

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Section 3.19 Labor Matters. Except as set forth in Section 3.19 of the Disclosure Schedule, (a) the Companies and the Washington Entities are in compliance in all material respects with all Laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business, and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Companies and the Washington Entities; (b) the Companies and the Washington Entities are not engaged in unfair labor practices, and there are no unfair labor practice complaints or grievances pending or, to Company’s Knowledge, threatened against the Companies relating to employees who are employed in connection with the Business, (c) there are no claims for violations of employment or labor Laws, or age, sex, racial or other employment discrimination pending or threatened against the Companies nor the Washington Entities relating to employees of the Business, and (d) there is no labor strike, dispute or work stoppage pending or, to the Company’s Knowledge, threatened against or involving the Companies’ or the Washington Entities’ business or at the current customer locations which may affect such business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the employees of the Companies or the Washington Entities employed with respect to the Business or at the current customer locations during the twenty-four (24) months prior to the date of this Agreement. The Companies and the Washington Entities have not incurred, and no circumstances exist under which the Companies or Washington Entities would reasonably be expected to incur, any Liability arising from the failure to pay wages (including overtime wages), from the misclassification of employees as independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws. None of the Companies nor any Washington Entity has received notice of any claim that it is a joint employer or co-employer for any third party with which it has contracted for labor during the last three years. Except as disclosed in Section 3.19 of the Disclosure Schedule, there is no Action with respect to any employment-related matters, including payment of wages, salary or overtime pay, that has been asserted or is now pending or, to the Company’s Knowledge, threatened by or before any Governmental Authority with respect to any Persons currently or formerly employed (or engaged as an independent contractor) by, or who are or were applicants for employment with, any of the Companies or any of the Washington Entities.

Section 3.20 Taxes.

(a) Except as set forth in Section 3.20(a) of the Disclosure Schedule or as set forth on the Closing Balance Sheet, (i) the Companies and the Washington Entities have timely filed or caused to be filed with the appropriate Taxing Authority all Tax Returns that they were required to file under applicable laws and regulations; (ii) all such Tax Returns were true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations; (iii) all Taxes due and owing by the Companies and the Washington Entities (whether or not shown as due on any Tax Return) have been timely paid, and (iv) there are no Liens for Taxes upon the Companies, the Washington Entities or their respective assets, except Liens for current Taxes not yet due and payable. Except as set forth on Section 3.20(a) of the Disclosure Schedule, none of the Companies nor any of the Washington Entities is currently the beneficiary of any extension of time within which to file any Tax Return and none of the Companies nor any of the Washington Entities has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) To the Company’s Knowledge, no Company Stockholder or director or officer (or employee responsible for Tax matters) of the Companies or the Washington Entities expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.

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(c) Except as set forth on Section 3.20(c) of the Disclosure Schedule, to the Knowledge of the Company, no federal, state, local, or non-U.S. tax audits or administrative or judicial audits, proceedings or other Actions in respect of any Tax are pending or being conducted with respect to the Companies or the Washington Entities. None of the Companies nor any of the Washington Entities has received from any federal, state, local, or non-U.S. Taxing Authority (including jurisdictions where the Companies or the Washington Entities have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the Companies or Washington Entities. No claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Companies or Washington Entities do not file Tax Returns that any of the Companies or Washington Entities is or may be subject to taxation in that jurisdiction.

(d) The Companies and the Washington Entities have timely withheld and timely paid to the proper Taxing Authority all Taxes that each of them was required to withhold and pay in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Companies and the Washington Entities have properly completed and timely filed all Tax Returns (including, applicable information returns or reports, including IRS Forms 1099 and W-2), that are required to be filed and have, in all material respects, accurately reported all information required to be included on such Tax Returns.

(e) Section 3.20(e) of the Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to the Companies and the Washington Entities for taxable periods ended on or after December 31, 2017, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Each of the Companies and each of the Washington Entities has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies and the Washington Entities filed or received since December 31, 2017.

(f) None of the Companies nor any of the Washington Entities is a party to any Tax sharing or allocation agreement, arrangement or Contract with any Person pursuant to which any of the Companies or Washington Entities would have liability for Taxes of another Person following the Closing. The Companies and the Washington Entities (i) have not been a member of an affiliated group under Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law (other than a group the common parent of which was the Company), or (ii) do not have any Liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision or state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(g) None of the Companies nor any of the Washington Entities is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(h) None of the Companies nor any of the Washington Entities has been a United States real property holding corporation within the meaning of Code §897I(2) during the applicable period specified in Code §897I(1)(A)(ii). The Companies and the Washington Entity have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

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(i) Section 3.20(i) of the Disclosure Schedule sets forth the following information with respect to the Companies and the Washington Entities as of the most recent practicable date: (A) the basis of each of the Companies and each of the Washington Entities in their respective assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to each of the Companies and the Washington Entities; and (C) the amount of any deferred gain or loss allocable to each of the Companies and each of the Washington Entities arising out of any intercompany transaction or other transaction between or among any of the Companies or the Washington Entities.

(j) The unpaid Taxes of the Companies and the Washington Entities for all periods ending on or before the Balance Sheet Date do not, in the aggregate, exceed the reserve for any Liabilities for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Balance Sheet (rather than in any notes thereto). The unpaid Taxes of the Companies and the Washington Entities for all periods following the Balance Sheet Date shall not, in the aggregate, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies and the Washington Entities in filing their respective Tax Returns. Since the Balance Sheet Date, none of the Companies nor any of the Washington Entities has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(k) To the Company’s Knowledge, none of the Companies nor any of the Washington Entities is or has been a party to any “listed transaction,” as defined in Section 6707AI(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(l) None of the Companies nor any of the Washington Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv) intercompany transaction, as defined in Section 1.1502-13 of the Treasury Regulations, or any excess loss account, as defined in Section 1.1502-19 of the Treasury Regulations, (or any corresponding provision of state, local or non-U.S. income Tax law);

(v) installment sale or open transaction made on or prior to the Closing Date for which payments were received prior to the Closing Date;

(vi) prepaid amount received on or prior to the Closing Date; or

(vii) election under Code Section 108(i).

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(m) The Companies and the Washington Entities have collected all sales tax in the ordinary course of business and remitted such sales tax amount to the applicable Taxing Authority, or have collected sales tax exemption certificates from all entities from which the Companies and the Washington Entities do not collect sales tax.

(n) None of the Companies nor any of the Washington Entities has distributed the stock of another Person, or had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(o) None of the Companies nor any of the Washington Entities has ever (i) had a permanent establishment in any country other than the United States, or (ii) engaged in activities in any jurisdiction other than the United States.

(p) None of the Companies nor any of the Washington Entities has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other Taxing Authority).

Section 3.21 Insurance Policies. Section 3.21 of the Disclosure Schedule contains a complete and correct list (by type of policy, form of coverage, name of insurer and expiration date) of all insurance policies, directors’ and officers’ liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to the Companies, the Washington Entities and their assets, properties, employees or Benefit Plan fiduciaries (the “Insurance Policies”). The Insurance Polices include all policies required under applicable Law. All Insurance Policies are in full force and effect, and none of the Companies nor any of the Washington Entities is in default with respect to any provision in any Insurance Policy, and all such policies and all premiums due thereunder have been paid. None of the Companies nor any of the Washington Entities has received any notice of cancellation or non-renewal of any Insurance Policy, and, to the Company’s Knowledge, none of the Companies nor any of the Washington Entities has been denied any claim or made any claims which subject to reservation of rights of the insurer. With respect to each Insurance Policy, since the last renewal date of such policy, none of the Companies nor any of the Washington Entities has received any notice of any material change in its relationship with its respective insurer or the premiums payable pursuant to such policy. All Insurance Policies have been made available to Parent.

Section 3.22 Inventory. The Cannabis Inventory is true, complete and correct and consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice except for obsolete, damaged, defective or slow-moving items that have been written off or down to fair market value and for which adequate reserves have been established. All such Cannabis Inventory is owned by the Companies and Washington Entities free and clear of all Liens, and no inventory is held on a consignment basis. As of the Closing, the Companies and the Washington Entities will have a level of inventory consistent with past practice.

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Section 3.23 Affiliate Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule, no current manager/director of any of the Companies or any of the Washington Entities, nor any Company Stockholder who owns at least 10% of the Company Capital Stock nor any immediate family member or Affiliate of any of the foregoing (whether directly or indirectly through an Affiliate of such Person): (a) is, or has been within the two years preceding the date of this Agreement: (a) is a party to any Contract (other than ordinary course employment Contracts that have been provided to Parent) with any of the Companies or any of the Washington Entities; (b) has, or has had during the last two years preceding the date of this Agreement, any direct or indirect interest (i) in any material property, asset or right that is owned or used by any of the Companies or any of the Washington Entities in the conduct of the Business, or (ii) in any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any of the Companies or any of the Washington Entities; or (c) is, or was during the last two years preceding the date of this Agreement, a manager/director, officer or employee of any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any of the Companies or any of the Washington Entities.

Section 3.24 No Brokers. Except as set forth in Section 3.24 of the Disclosure Schedule, no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Companies or any of the Washington Entities or any Company Stockholder.

Section 3.25 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article III (including, for the avoidance of doubt, the Disclosure Schedule) or elsewhere in this Agreement, or any Ancillary Document or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement, the Company expressly disclaims any and makes no, and shall not be deemed to have made any, representations or warranties, written or verbal, statutory, express or implied, with respect to the Companies, the Washington Entities, the Business, or the Companies’ or the Washington Entities’ operations, equity, Liabilities, condition (financial or otherwise) or prospects.

Section 3.26 Investor Representations.

(a) Investment Purpose. Each Company Stockholder understands and agrees that the consummation of the transactions contemplated by this Agreement including the delivery of the Merger Shares by the Parent to the Company Stockholders in exchange for the Company Capital Stock constitutes the offer and sale of securities under the Securities Act, applicable state statutes, Canadian Securities Laws and that the Merger Shares are being acquired for each Company Stockholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act. At the time each Company Stockholder was offered the Merger Shares, the Company Stockholder was, and at the date hereof such Company Stockholder is, and such Company Stockholder will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act (an “Accredited Investor”).

(b) Reliance on Exemptions. Each Company Stockholder understands that the Merger Shares are being offered and sold to such Company Stockholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and Canadian Securities Laws, and that the Company is relying upon the truth and accuracy of, and the Company Stockholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Company Stockholder set forth herein in order to determine the availability of such exemptions and the eligibility of the Company Stockholder to acquire the Merger Shares.

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(c) Information. Each Company Stockholder and such Company Stockholder’s advisors, if any, have been furnished with all materials relating to the business, finances and operations of Parent and materials relating to the offer and sale of the Merger Shares which have been requested by such Company Stockholder or his or her advisors. Such Company Stockholder and his or her advisors, if any, have been afforded the opportunity to ask questions of Parent. Such Company Stockholder understands that his or her investment in the Merger Shares involves a significant degree of risk.

(d) Governmental Review. Each Company Stockholder understands that no United States federal or state agency or Canadian federal or provincial agency or any other Governmental Authority has passed on or made recommendations or endorsement of the Merger Shares or the suitability of the investment in the Merger Shares nor have such authorities passed upon or endorsed the merits of the transactions set forth herein.

(e) Transfer or Re-sale. Each Company Stockholder understands that the sale or re-sale of the Merger Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and Canadian securities laws, and that the Merger Shares may not be transferred unless then permitted under applicable securities Laws. Further, each Company Stockholder covenants that it will not resell the Merger Shares except in compliance with such Laws and each Company Stockholder acknowledges that such Company Stockholder will be solely responsible (and Parent is not in any way responsible) for such compliance.

(f) Canadian Securities Laws.

(i) At the Closing Date, each Company Stockholder shall not be a resident in British Columbia and is acquiring the Merger Shares as principal.

(ii) Parent is relying on an exemption from the requirement to provide the Company Stockholder with a prospectus under applicable Canadian Securities Laws and, as a consequence of acquiring the Merger Shares pursuant to such exemption, certain protections, rights and remedies provided by applicable securities laws, including statutory rights of rescission or damages, will not be available to the Company Stockholder, and the Company Stockholder may not receive information that would otherwise be required to be provided to it under applicable securities laws.

(iii) The Merger Shares will be subject to statutory resale restrictions under applicable Canadian Securities Laws, and the Company Stockholder covenants that it will not resell the Merger Shares except in compliance with such applicable Canadian Securities Laws and the Company Stockholder acknowledges that it is solely responsible (and Parent is not in any way responsible) for such compliance.

(iv) Company Stockholder acknowledges that it has been notified by Parent: (a) (i) of the delivery to the British Columbia Securities Commission (the “BCSC”) of certain personal information pertaining to the Company Stockholder, including the Company Stockholder’s full name, address and telephone number, the number and type of securities purchased, the total purchase price, the exemption relied upon and the date of distribution; (ii) that this information is being collected indirectly by the BCSC under the authority granted to it in securities legislation; (iii) that this information is being collected for the purposes of the administration and enforcement of the securities legislation of British Columbia; and (iv) that the Company Stockholder may contact the public official at the BCSC at P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, or at (604) 899-6854 or 1-800-373-6393, or by facsimile at (604) 899-6581 or email at inquiries@bcsc.bc.ca regarding any questions about the BCSC’s indirect collection of this information.

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(v) Company Stockholder acknowledges and consents to: (i) the fact that Parent is collecting personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time); (ii) Parent retaining such personal information for as long as permitted or required by applicable law or business practices; (iii) the fact that Parent may be required by applicable securities laws, the rules and policies of any stock exchange or the rules of the Investment Industry Regulatory Organization of Canada to provide regulatory authorities with any personal information provided by the Company Stockholder in or in connection with this Agreement, including disclosure to the CSE; and (iv) the collection, use and disclosure of the Company Stockholder’s personal information by the CSE.

(g) Legends. Each Company Stockholder understands and agrees that any legend required by the securities laws of any state or province, to the extent such laws are applicable to the Merger Shares represented by the certificate or other evidence so legended, shall be included on any certificates representing or other applicable evidence of the Merger Shares, including without limitation a legend consistent with Section 2.5 of National Instrument 45-102. Each Company Stockholder also understands that the Merger Shares may bear the following or a substantially similar legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE OR THE SHARES INTO WHICH THESE SHARES ARE CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED.

(h) No Rights to Prior Issuance. Each Company Stockholder understands that prior to the Closing, such Company Stockholder has no rights as a shareholder of Parent and thus has no rights to receive notice of shareholder meetings, voting rights, participation rights in any transactions involving a shareholder of Parent, dividends or distributions to shareholders of Parent, or proceeds from any transaction involving Parent, participation rights in the liquidation, dissolution or winding-up of Parent, conversion or other rights as shareholder of Parent.

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Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that the statements contained in this Article IV are true and correct as of the Effective Date and as of the Closing Date.

Section 4.01 Organization and Authority; Execution; Enforceability.

(a) Parent is a corporation incorporated, validly existing and in good standing under applicable Laws of British Columbia, Canada. Parent has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is a party, the performance of Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. No other action or proceeding on the part of Parent is necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the Ancillary Agreements to which Parent is a party shall have been, duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by each other party or parties thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which Parent is a party shall constitute, legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms except to the extent enforcement may be limited by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and have all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which they are parties, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Merger Sub, the performance by Merger Sub of its obligations hereunder and thereunder and the consummation by Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been, and upon their execution the Ancillary Agreements to which Merger Sub is a party shall have been, duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms except to the extent enforcement may be affected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 4.02 No Conflict; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of Parent, or Merger Sub; (b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other actions by any Person under, conflict with, result in a violation or breach of, constitute a default or event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement.

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Section 4.03 Valid Issuance of Merger Shares. The Merger Shares being issued hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and non-assessable, and will have been issued in compliance with all applicable securities Laws and the policies of the CSE. In addition and without limiting the foregoing, (i) the HHR Stock and Parent are in compliance with the policies of the CSE, (ii) the HHR Stock is listed and posted for trading on the CSE and Parent shall prepare and cause to be submitted to the CSE the required forms and documentation necessary for the listing on the CSE of the HHR Stock issuable upon conversion of the Merger Shares delivered to the Company Stockholders in accordance with this Agreement, (iii) Parent has complied, or will comply, with all Applicable Canadian Securities Laws, corporate laws and regulations in connection with the distribution of the Merger Shares in accordance with this Agreement, (iv) the distribution of the Merger Shares by Parent in accordance with this Agreement is exempt from the registration and prospectus requirements of the Applicable Canadian Securities Laws in Canada and no prospectus will be required and no other document must be filed, proceeding taken or approval, permit, consent, authorization or authority obtained in Canada, to permit such issuance and delivery of the Merger Shares in accordance with this Agreement, and (v) the HHR Stock issuable upon the conversion of the Merger Shares will be freely tradable in Canada without any requirement of any restricted or other holding period (subject to the holder not being a “control person” as defined in applicable securities Laws at the time of the trade) and shall continue to be freely tradable in Canada without any requirement of any restricted or other holding period indefinitely (subject to the holder not being a “control person” as defined in applicable securities Laws at the time of the trade).

Section 4.04 Capitalization. The authorized and outstanding capital stock of Parent is as set forth in the Harvest Public Reports, which contain a true and accurate description in all material respects of the number and type of shares of capital stock of Parent authorized and outstanding as of immediately prior to the date of such Harvest Public Report. Section 4.04 of the Disclosure Schedule sets forth the authorized and outstanding capital stock of Parent as of immediately prior to the Effective Date, including the number and type of shares of capital stock of Parent authorized and outstanding as of such time. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable. The respective rights, preferences, privileges, and restrictions of each class and series of the authorized capital stock of Parent are as stated in the Harvest Public Reports. Except as set forth in the Harvest Public Reports or as set forth in Section 4.04 of the Disclosure Schedule, as of immediately prior to the Effective Date, there are no: (i) securities convertible into or exchangeable for shares of Parent’s capital stock; (ii) options, warrants or other rights to acquire or subscribe for shares of Parent’s capital stock; or (iii) except for Parent’s Organizational Documents (copies of which have been provided to Company), contracts, agreements, or other commitments (oral or written) of any kind relating to the issuance, sale or transfer of shares of Parent’s capital stock or the value of shares of Parent’s capital stock or any part thereof.

Section 4.05 Disclosure Documents. Parent is in compliance in all material respects with all of its disclosure obligations under Applicable Canadian Securities Laws. Parent has filed all forms, reports, documents and information required to be filed by it, whether pursuant to Applicable Securities Law or otherwise, with the applicable Securities Authorities (the “Disclosure Documents”). As of the time the Disclosure Documents were filed with the Securities Authorities and on SEDAR (or, if amended or superseded by a filing prior to the date of this letter agreement, then on the date of such filing): (i) each of the Disclosure Documents complied in all material respects with the requirements of the Applicable Canadian Securities Laws; and (ii) none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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Section 4.06 Financial Statements. The financial statements regarding Parent as filed with the CSE have been prepared in accordance with IFRS applied on a basis consistent with prior periods and present fairly, in all material respects, the consolidated financial position, results of operations and changes in the financial positions of the applicable entity, as of the respective dates thereof and for the respective periods covered thereby (except as may be otherwise indicated in such financial statements and the notes thereto or the related auditor’s report).

Section 4.07 No Undisclosed Liabilities. Parent has no liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with IFRS, other than (i) liabilities disclosed in the Harvest Public Filings, (ii) liabilities incurred in the ordinary course of business since January 1, 2019, and (iii) liabilities that would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 4.08 Reporting Issuer. Parent is a reporting issuer, or the equivalent thereof, in the Reporting Jurisdictions and is not currently in default of any requirement of the Applicable Securities laws of each of the Reporting Jurisdictions and other regulatory instruments of the Securities Authorities in such provinces.

Section 4.09 No Cease Trade Orders. Neither Parent nor any of its directors, officers, promoters or insiders is subject to any cease trade or other order of any Securities Authority, and no such Person has received notice from any Securities Authority of any investigation or other proceeding involving Parent or any of its directors, officers, promoters or insiders, and neither Parent nor any of the Disclosure Documents is subject to an ongoing audit, review, comment or investigation by any Securities Authority or Governmental Authority.

Section 4.10 Litigation. Except as set forth and disclosed in the Harvest Public Reports, there are no Actions pending or, to Parent’s Knowledge, threatened against or by any of Parent, or its Affiliates or any of their officers, executives or directors, as applicable that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.11 No Brokers. Except as set forth in Section 4.11 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub, or their respective Affiliates.

Section 4.12 Legal Framework. Parent is familiar with the Laws applicable to the Business and is entering into this Agreement with full awareness thereof and having consulted with independent legal counsel regarding the same.

Section 4.13 Disqualification. To the Knowledge of Parent, and except as set forth in Section 4.13 of the Disclosure Schedule, neither Parent nor any of its Subsidiaries or Affiliates is disqualified from or otherwise incapable of holding or being otherwise affiliated with any Regulatory License required in connection with the Business, including without limitation any Regulatory License to be issued by any Cannabis Regulators in connection with the Business and where such disqualification would be reasonably expected to have a Parent Material Adverse Effect.

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Section 4.14 Full Investigation. Parent has conducted Parent’s own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Companies for such purpose. Parent has been furnished with, and has had access to, all such information as Parent considers necessary or appropriate in connection with the transaction evidenced hereby, and Parent has had an opportunity to ask questions and receive answers from the Companies regarding the Business and the terms and conditions set forth herein. Parent acknowledges and agrees that: (a) in making Parent’s decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon Parent’s own investigation and the express Representations and Warranties of Company ; and (b) neither the Company nor any other Person has made any representation or warranty as to the Companies, the Business, or this Agreement, except as expressly set forth in this Agreement.

Section 4.15 Informed Review. Parent is knowledgeable and experienced in financial and business matters such that Parent is capable of evaluating the merits and risks of entering into the transaction memorialized in this Agreement; is an informed and sophisticated participant in the transactions contemplated herein; and has, independently and without reliance upon any Person (other than Parent’s Representatives and professional advisors), and based on the representations and warranties of the Company set forth in this Agreement and such documents and information as Parent has deemed appropriate, made Parent’s own appraisal of, and investigation into, the business, operations, property, and finances of the Companies and other conditions and consequences of entering into this transaction. Nothing in Section 4.14 and Section 4.15 is intended to modify or limit in any respect any of the representations or warranties of the Company in Article III or elsewhere in this Agreement.

Article V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.01 Maintain Stock Exchange Listing. Parent shall use commercially reasonable efforts to maintain the listing of the HHR Stock on the CSE (or another recognized stock exchange in Canada or the United States) for a period of at least two (2) years following the Closing Date, provided that this covenant shall not prevent Parent from completing any transaction which would result in the HHR Stock ceasing to be listed so long as the holders of HHR Stock receive securities of an entity which is listed on a recognized stock exchange in Canada or the United States, or cash, and the holders of the HHR Stock have approved the transaction in accordance with the requirements of applicable corporate laws and the policies of the CSE (or such other applicable stock exchange upon which the HHR Stock is listed), if required.

Section 5.02 Tax Matters.

(a) In the case of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of any (i) Taxes based on or measured by income, gain, receipts, capital, sales or payroll of the Companies for the Pre-Closing Tax Period, and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of any Taxes of the Companies for a Straddle Period that relates to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

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(b) The Stockholder Representative, at its own expense, shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Companies after the Closing Date for all Pre-Closing Tax Periods (other than Straddle Periods) which Tax Returns are not due, and have not been filed as of the Closing Date and the Companies shall pay and discharge all Taxes shown to be due by the Companies on such Tax Returns, subject to the rights of the Parent Indemnified Parties under Article VI. The Stockholder Representative shall permit Parent to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing. All Tax Returns to be prepared by or for the Companies pursuant to this Section 5.02(b) shall be prepared in a manner consistent with the past practice of the Companies, as the case may be, except as otherwise required by Law, this Agreement, or as reasonably agreed to by the Stockholder Representative and Parent.

(c) Parent shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Companies after the Closing Date with respect to any Straddle Period and the Companies shall pay and discharge all Taxes shown to be due on such Tax Returns, subject to the rights of the Parent Indemnified Parties under Article VI. Each such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method, except as otherwise required by Law, this Agreement, or as reasonably determined by Parent. Parent shall permit the Stockholder Representative to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing.

(d) Without the prior written consent of Parent, neither the Stockholder Representative nor the Company Stockholders shall, to the extent it may affect, or relate to, the Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Companies in respect of any Post-Closing Tax Period. The Company Stockholders agree that Parent is to have no liability for any Tax resulting from any action of the Stockholder Representative, the Company Stockholders, their respective Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Parent (and, after the Closing Date, the Companies) against any such Tax or reduction of any Tax asset resulting from a breach of this Section 5.02(d).

(e) Parent, the Companies, and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 5.02 and any audit, litigation, proceeding or other Action with respect to Taxes of the Companies.

(f) The Companies and the Stockholder Representative agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Company Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other applicable party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other applicable party so requests, the Companies or the Company Stockholders, as the case may be, shall allow the other applicable party to take possession of such books and records.

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(g) Parent and the Stockholder Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(h) Parent and the Stockholder Representative further agree, upon request, to provide the other applicable party with all information that either party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(i) All tax-sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.

(j) The parties hereto intend that, for federal income tax purposes, the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Unless otherwise required by applicable Law, the parties hereto shall report, to the extent required by the Code or the regulations thereunder, the Merger for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

(k) The Parties agree to cooperate with each other to treat the Merger, and parties to the Merger including Company Stockholders, as not subject to Section 367 of the Code, including without limitation by satisfying any requirements under Section 367 of the Code or the regulations promulgated thereunder. To that end, Parent shall cause the Company to prepare the statements required to be filed pursuant to Treasury Regulations Section 1.367(a)-3(c)(6) and Treasury Regulations Section 1.367(a)-3(c)(7), and shall cause the Company to timely file (after taking into account all extensions properly obtained) such statements with the Tax Return of the Company with respect to the Straddle Period, and the Stockholder Representative shall provide to Parent and the Company such information as reasonably required to prepare the statement required pursuant to Treasury Regulations Section 1.367(a)-3(c)(7).

(l) Despite the stated intention of the Parties to cooperate as set forth in Section 5.02(k), Parent and Merger Sub cannot assure the Company or the Company Stockholders that the IRS will not challenge the Company Stockholders’ intent to treat the Merger as not subject to Section 367 of the Code. The Company and the Company Stockholders have consulted their own tax advisors with respect to the potential tax consequences of the receipt of the Merger Shares by the Company Stockholders. Further, the Company or the Company Stockholders acknowledge that none of Parent or its subsidiaries or affiliates or any of their successors, beneficiaries, and assigns and their past and present directors, managers, shareholders, members, partners, officers, employees, and agents (including, without limitation, their attorneys) makes or has made any representations or warranties to the Company or the Company Stockholders regarding the tax consequences to the Company or the Company Stockholders of the receipt or ownership of the Merger Shares, including the tax consequences under any tax laws and the possible effects of changes in such tax laws.

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Section 5.03 Lockup. The Company shall cause each Company Stockholder to enter into a Lock-Up Agreement on the Closing Date (the “Lock-Up Agreements”). The Lock-Up Agreements will provide that the Merger Shares other than the Stockholder Representative Shares (the “Lock-Up Shares”) shall be restricted for a total period of up to 30 months after the Closing, allowing (a) no less than 10% of the Lock-Up Shares to be sold by such Company Stockholder immediately after the Closing, (b) no less than an additional 10% of the Lock-Up Shares to be sold by such Company Stockholder after the 6-month anniversary of the Closing, (c) no less than an additional 10% of the Lock-Up Shares to be sold by such Company Stockholder after the 9-month anniversary of the Closing, (d) no less than an additional 10% of the Lock-Up Shares to be sold by such Company Stockholder after the 12-month anniversary of the Closing, (e) no less than an additional 10% of the Lock-Up Shares to be sold by such Company Stockholder after the 15-month anniversary of the Closing, (f) no less than an additional 10% of the Lock-Up Shares to be sold by such Company Stockholder after the 18-month anniversary of the Closing, (g) no less than an additional 10% of the Lock-Up Shares to be sold by such Company Stockholder after the 21-month anniversary of the Closing, (h) no less than an additional 10% of the Lock-Up Shares to be sold by such Company Stockholder after the 24-month anniversary of the Closing, (i) no less than an additional 10% of the Lock-Up Shares to be sold by such Company Stockholder after the 27-month anniversary of the Closing, and (j) the remaining Lock-Up Shares to be sold by such Company Stockholder after the 30-month anniversary of the Closing.

Section 5.04 Public Disclosure. After the Closing, Parent and its Affiliates may, in coordination with the Company Stockholders as provided for below, (a) issue any press release or make any public statement or disclosure as may be required by applicable Law or the applicable rules of the CSE, and (b) no party other than Parent or its Affiliates shall issue any press release or make any public statement with respect to the Agreement or the transactions contemplated hereby. If a public announcement regarding this Agreement or the Merger is required by applicable Law or stock exchange requirements, the Party seeking to make the public announcement will provide the other Party with a written copy of the public announcement a reasonable period of time before the public announcement is to be made and will consult in good faith with such other Party regarding the contents of such public announcement.

Section 5.05 Release. Effective as of the Closing, each Company Stockholder on behalf of itself and its Affiliates or any Person claiming by or through it or any of them hereby irrevocably waives, releases, remises and forever discharges any and all rights and claims that it, or any of such Company Stockholder’s Affiliates, has had, now has or might now have against any of the Companies or any of the Washington Entities and any of their respective Affiliates that arose, occurred or existed on or before the Closing Date (whether accrued, absolute, contingent, unliquidated or otherwise and whether known or unknown), except for (a) rights and claims arising from or in connection with this Agreement or any other agreements entered into in connection with this Agreement and (b) rights to indemnification pursuant to Article VI.

Section 5.06 Interim Covenants.

(a) Confidentiality. Each party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its Affiliates and Representatives will hold in strict confidence all data and information obtained with respect to another party or any Subsidiary thereof from any Representative or from any books or records or from personal inspection of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; (ii) to the extent such data or information is lawfully acquired by a party from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. If any of the foregoing parties is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other parties in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided, that the disclosing party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, any party to this Agreement may disclose all reasonably necessary information to its Representatives who are acting in a fiduciary capacity (with instructions that such information shall be held in confidence). In the event of the termination of this Agreement, each party shall, and shall cause its respective Affiliates and Representatives to return to the applicable other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth in the Confidentiality Agreement.

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(b) Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each Subsidiary to (i) conduct the Business in the ordinary course of business; and (ii) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each Subsidiary not to, take any action that would cause any Company Material Adverse Effect.

(c) Access to Information. From the date hereof until the Closing, and in each case subject to applicable Law, the Company shall, and shall cause each Subsidiary to, and shall assist in requesting that the Washington Entities, (i) afford Parent and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, Assigned Contracts and other documents and data related to the Business; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Business as Parent or any of its Representatives may reasonably request; and (ii) instruct the Representatives of the Companies to cooperate with Parent in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the conduct of the Business. Parent shall, and shall cause its Affiliates and Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.06(c).

(d) No Solicitation of Other Bids. For a period of 60 days from the Effective Date, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. As of the Effective Date, the Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of any of the Companies, the Washington Entities or any portion of the Business. In addition to the other obligations under this Section 5.06(d), the Company shall promptly (and in any event within three Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Company agrees that the rights and remedies for noncompliance with this Section 5.06(d) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

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(e) Notice of Certain Events. From time to time prior to the Closing, the Company shall promptly notify Parent in writing of (i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, a Company Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.01 and Section 7.02 to be satisfied; (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, where such requirement (or alleged requirement) has not already been disclosed to Parent; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) any Action commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting any of the Companies, the Company Stockholders, the Business or any of the Washington Entities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any representation or warranty in this Agreement or that relates to the consummation of the transactions contemplated by this Agreement. Any notice under this Section 5.06(e) shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VII have been satisfied.

(f) Governmental Approvals and Consents.

(i) As soon as practicable after the Effective Date, the Parent, in collaboration with the Stockholder Representative, shall cause each of the California Entities and the Iowa Entity to obtain the approval, consent or written confirmation of non-objection (a “Regulatory Approval”) from the applicable Cannabis Regulators (to the extent a Regulatory Approval is required under applicable Law) to the transfer to Parent or an Affiliate of Parent of all the Regulatory Licenses set forth in Section 5.06(f) of the Disclosure Schedule (individually, a “Transferred License” and collectively, the “Transferred Licenses”) and/or to the change in ownership or change of control of any Person holding such Transferred License pursuant to a Transferred Licensee Assignment, as appropriate or enter into Commercial Arrangements for all of the Transferred Licenses. In furtherance of the foregoing, the Parent, in collaboration with the Stockholder Representative, shall cause each of the California Entities and the Iowa Entity to comply with applicable Law and, as promptly as possible, (i) make, or cause or be made, all filings and submissions, including without limitation, those required to obtain the Regulatory Approvals (which shall be filed promptly following the Effective Date), as may be required under any applicable Law; and (ii) use reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the Regulatory Approvals and consummation of this Agreement and the Ancillary Agreements as contemplated herein. The Stockholder Representative and Parent shall cooperate fully with each other and their respective Affiliates in assisting in obtaining such consents, authorizations, orders, and approvals. The parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(ii) Without limiting the generality of the parties’ undertakings pursuant to Section 5.06(f)(i) above, Parent in collaboration with the Stockholder Representative, shall cause each of the California Entities and the Iowa Entity and owners and holders of their outstanding equity interests to use all reasonable efforts to: (A) respond to any inquiries by any Governmental Authority regarding the Regulatory Approvals and the transactions contemplated by this Agreement; and (B) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement. In the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement has been issued or is threatened to be issued, Parent shall use all commercially reasonable efforts to have such Governmental Order vacated or lifted.

(iii) If any consent, approval, authorization or amendment from or requested by a Governmental Authority is necessary to preserve any right or benefit under any Contract or Lease to which any of the Companies or any of the Washington Entities is a party is not obtained prior to the Closing, the Stockholder Representative shall, subsequent to the Closing, cooperate with Parent and the Companies and Washington Entities in attempting to obtain such consent, approval, authorization or amendment as promptly thereafter as practicable. If such consent, approval, authorization or amendment cannot be obtained, the Company shall cause the Company Stockholders to use their reasonable best efforts, at all times in accordance with applicable Law, to provide the Company with the rights and benefits of the affected Contract or Lease for the term thereof, and, if the Company Stockholders provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(iv) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Regulatory Approvals and the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between the Company Stockholders or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being reasonably sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(v) The Company shall cause at least one of the current managers of each of the Transferred Licensees and the Iowa Entity who are listed as a manager with the applicable Cannabis Regulators to remain as a manager of such company for a minimum of ninety (90) days after obtaining Regulatory Approval as required pursuant to each of the California Licensee Assignments or the Iowa Licensee Assignments without cost or expense to Parent, the Company, the California Entities or the Iowa Entity.

Section 5.07 Amendments to Call Option Agreements.

(a) Parent acknowledges and agrees that the Company is a party to certain option agreements as set forth in Section 1.01(rrrr) of the Disclosure Schedule (the “Call Option Agreements”) with each of the Washington Entity Owners pursuant to which the Company holds options (the “Options”) to purchase the Washington Entity Owners’ membership interests in and to the Washington Entities. Each Washington Entity holds a Permit issued by the Washington State Liquor and Cannabis Board that entitles the holder to operate a marijuana retail dispensary in the state of Washington. Simultaneously upon the Closing, the Company and certain of the Washington Entity Owners as set forth on Section 5.07(a) of the Disclosure Schedule (collectively, the “Licensee Interests”) will enter into an amendment to the applicable Call Option Agreements to provide for the following amendments (collectively, the “Call Option Amendments”):

(i) the aggregate purchase price to be paid by the Company shall be as follows, as may be applicable: for the Licensee Interests the aggregate purchase price will be reduced to an aggregate of USD$9,299,436.88 (the “Interests Consideration”); or, for certain assets of the Washington Entities the aggregate purchase price will be USD$12,382,110.41 (the “Asset Consideration”) in each case payable in Multiple Voting Shares;

(ii) in the event the options are exercised, the Interests Consideration, or Asset Consideration, as applicable, will be paid upon the closing of the sale and purchase of the Licensee Interests or the sale and purchase of certain of the Washington Entities’ assets subject to regulatory approval as provided for in the Call Option Amendments which will result in the Company acquiring 100% of the Licensee Interests, or substantially all of the assets of each of the Washington Entities (in either case, the “WA Store Closing”); and

(iii) the aggregate number of Multiple Voting Shares to be issued to the Washington Entity Owners holding the Licensee Interests, or to the Washington Entities, as applicable, at the WA Store Closing shall be equal to the Interests Consideration or Asset Consideration, as applicable (after converting such amount of CAD$ based on the exchange rate of USD$:CAD$ reported by the Bank of Canada on the day prior to the WA Store Closing), divided by the volume weighted average sales price for each share of HHR Stock during the last 15 completed trading days prior to the WA Store Closing, and multiplied by 100 (the “WA Interests Consideration Shares”). The WA Interests Consideration Shares shall be allocated among the Washington Entity Owners holding the Licensee Interests as set forth in Section 5.07(a)(iii) of the Disclosure Schedule, or provided to the Washington Entities, as applicable.

(iv) Such other terms and conditions as Parent deems appropriate and as are necessary to comply with any applicable Law.

Section 5.08 Assumption and Amendment of High Alpine Note. Parent acknowledges and agrees that the Company is a party to certain Loan and Security Agreement entered into between the Company and High Alpine Investors, LLC, a Washington limited liability company (“High Alpine”) dated as of February 21, 2019 in a principal amount that shall not exceed USD$25,000,000 (the “High Alpine Loan”). Parent, the Company and High Alpine shall amend the High Alpine Loan in substantially the form attached to this Agreement as Exhibit A, subject to approval of High Alpine (the “High Alpine Loan Amendment”) whereby the High Alpine Loan shall be convertible, in whole or in part, at the option of either High Alpine or Parent, into 205,594 Multiple Voting Shares.

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Section 5.09 Stockholder Approval. The Company shall use its reasonable best efforts to obtain, within 20 days following the execution and delivery of this Agreement, adoption of this Agreement by the affirmative vote or consent of no less than 98% of the Company Stockholders pursuant to a written consent of the Company Stockholders (the “Written Consent”). The materials submitted to Company Stockholders in connection with the Written Consent shall include the recommendation of the Company’s Board of Directors approving this Agreement; this Agreement and such other information reasonably determined by the Company’s Board of Directors. Promptly following receipt of the Written Consent, the Company shall deliver a copy of such Written Consent to Parent.

Section 5.10 Advisory Fees. Parent acknowledges that it or Merger Sub is solely responsible for paying any consideration owed to its advisor or its Affiliates in connection with, or arising out of, this Agreement or the transactions contemplated hereby, and Parent or Merger Sub shall pay any such consideration owed.

Section 5.11 Promptly following, but in no event more than ten Business Days after the Closing Date, in accordance with Section 262(d)(2) of the DGCL, the Parent shall cause the Surviving Company to prepare and mail a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL; and (iv) include the effective date of the Merger. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as the Stockholder Representative shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Company Stockholders in accordance with this Section 5.11 shall be subject to Stockholder Representative’s advance review and reasonable approval.

Article VI

INDEMNIFICATION

Section 6.01 Survival.

(a) The representations and warranties of the Company contained in this Agreement shall survive the Closing until the date that is 12 months after the Closing Date (the “General Survival Date”); provided, however, that (i) the representations and warranties of the Company contained Section 3.01 (Organization and Authority; Execution; Enforceability), Section 3.02 (Subsidiaries), Section 3.03 (Capitalization) and Section 3.24 (No Brokers) (collectively, the “Company Fundamental Representations”) shall survive the Closing indefinitely, and (ii) the representations and warranties of the Company contained in Section 3.20 (Taxes) shall survive until 60 days after the expiration of the relevant statute of limitations with respect to the underlying subject matter. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Parent to the Stockholder Representative, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

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(b) The representations and warranties of Parent contained in this Agreement shall survive the Closing until the General Survival Date; provided, however, that the representations and warranties of Parent contained in Section 4.01 (Organization and Authority; Execution; Enforceability), Section 4.04 (Capitalization) and Section 4.11 (No Brokers) (collectively, the “Parent Fundamental Representations”) shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Stockholder Representative to Parent, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(c) The covenants and other agreements contained in this Agreement shall survive the Closing and remain in full force and effect until fully performed in accordance with their terms.

(d) No claim for indemnification may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received by such party describing in reasonable detail, to the extent practicable in light of facts then known, the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in this Section 6.01.

Section 6.02 Indemnification by the Company Stockholders. Subject to the limitations set forth in this Article VI, the Company Stockholders (by virtue of the approval of the Merger by the Company Stockholders) severally in accordance with their respective Pro Rata Share (as set forth in the Payment Spreadsheet), shall defend, indemnify and hold harmless Parent and its Affiliates (including the Companies after the Closing), and their respective shareholders, partners, members, managers, officers, directors and employees (each a “Parent Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties made by the Company in this Agreement or any Ancillary Agreement;

(b) any breach or non-fulfillment of any covenant or agreement to be performed by the Company, any Company Stockholder, the Stockholder Representative or any of their respective Affiliates pursuant to this Agreement or any Ancillary Agreement;

(c) (i) all Taxes (or the non-payment thereof) not disclosed on the Closing Balance Sheet of the Companies with respect to any Pre-Closing Tax Period and, (ii) with respect to Straddle Period, all Taxes (or the non-payment thereof) not disclosed on the Closing Balance Sheet of the Companies with respect to the portion of such taxable year or period ending on and including the Closing Date; (iii) all Taxes not disclosed on the Closing Balance Sheet of any member of an affiliated, consolidated, combined or unitary group of which the Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iv) any and all Taxes not disclosed on the Closing Balance Sheet of any Person imposed on any of the Companies or any of the Washington Entities arising under the principles of transferee or successor liability or by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing;

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(d) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding shares of Company Capital Stock issued in the name of such Company Stockholder, free and clear of all Liens;

(e) any inaccuracy in the Payment Spreadsheet, as in effect from time to time;

(f) the matters set forth on Section 6.02(f) of the Disclosure Schedule;

(g) any Action by any Company Stockholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Payment Spreadsheet; and

(h) any Action by any Company Stockholder who has properly exercised appraisal rights related to their Company Capital Stock in accordance with Section 262 of the DGCL resulting in Losses that are in excess of the value of such Company’s Stockholder’s Pro Rata Share of the Merger Consideration that such Company Stockholder would have received hereunder had such holders not been holders of Dissenting Shares. Notwithstanding anything to the contrary provided for herein, the Company Stockholders shall be obligated to pay any of Parent’s reasonable attorney’s fees and the cost of enforcing any right to indemnification hereunder regardless of the amount of any recovery by a Company Stockholder under this Section 6.02(h).

Section 6.03 Indemnification by Parent. Subject to the limitations set forth in this Article VI, Parent shall defend, indemnify and hold harmless the Company Stockholders and their respective Affiliates, shareholders, partners, members, managers, officers, directors and employees (each a “Company Indemnified Party”) from and against any and all Losses, arising out of or resulting from:

(a) any inaccuracy in or breach of any of the representations or warranties made by Parent or Merger Sub in this Agreement or any Ancillary Agreement;

(b) any breach or non-fulfillment of any covenant or agreement to be performed by Parent or Merger Sub pursuant to this Agreement; and

(c) the Permitted Closing Liabilities.

Section 6.04 Limits on Indemnification. Notwithstanding any provision in this Agreement to the contrary, any claims an Indemnified Party makes under this Article VI will be limited as follows:

(a) With respect to claims and liability of the Company Stockholders, if any, under Section 6.02(a) through Section 6.02(h):

(i) Except for Losses arising out of or resulting from fraud, willful misconduct, intentional misrepresentation or breaches of any of the Company Fundamental Representations, such claims for indemnification shall be satisfied solely from, and shall be limited to, the Indemnity Shares.

(ii) With respect to Losses arising out of or resulting from fraud, willful misconduct, intentional misrepresentation or breaches of any Company Fundamental Representations, the aggregate liability of the Company Stockholders shall be limited to the dollar amount equal to the number of Merger Shares multiplied by the Parent Share Price. The parties acknowledge and agree that any indemnifiable Losses arising under this Section 6.04(a)(ii) shall first be satisfied from the Indemnity Shares. The Company Stockholders will be liable, if at all, on a several (and not joint) basis in accordance with their respective Pro Rata Share (as set forth in the Payment Spreadsheet).

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(b) With respect to claims and liability of Parent, if any, under Section 6.03:

(i) Except for Losses arising out of or resulting from fraud, willful misconduct, intentional misrepresentation or breaches of any of the Parent Fundamental Representations, the aggregate liability of Parent shall not exceed the dollar amount equal to [***].

(ii) With respect to Losses arising out of or resulting from fraud, willful misconduct, intentional misrepresentation or breaches of any of the Parent Fundamental Representations, the aggregate liability of Parent shall not exceed the aggregate dollar amount of [***].

(c) Notwithstanding anything to the contrary contained herein, the Parent Indemnified Parties shall not be entitled to indemnification for Losses under Section 6.02(a) through Section 6.02(h) (except for claims based on fraud, willful misconduct or intentional misrepresentation, and except for claims for breaches of any Company Fundamental Representation) unless and until the aggregate amount of indemnifiable Losses underlying such claims equals or exceeds a dollar amount equal to USD$[***] (the “Deductible”), and then the Parent Indemnified Parties shall be entitled to indemnification for the amount of all such Losses in excess of the Deductible subject to the limitation provided for in Section 6.04(a). The Company Indemnified Parties shall not be entitled to indemnification pursuant to this Article VI (except for claims based on fraud, willful misconduct or intentional misrepresentation, and except for claims for breaches of any Parent Fundamental Representation) unless and until the aggregate amount of indemnifiable Losses underlying such claims equals or exceeds the Deductible, and then the Company Indemnified Parties shall be entitled to indemnification for the amount of all such Losses in excess of the Deductible subject to the limitation provided for in Section 6.04(b).

(d) For purposes of this Article VI, the representations and warranties of the Company and the Company Stockholders shall not be deemed qualified by any references to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 6.05 Notice of Loss; Third Party Claims; Direct Claims. For purposes of this Article VI, the term “Indemnified Party” means a Parent Indemnified Party or a Company Indemnified Party, as the case may be, and the term “Indemnifying Party” means the Company Stockholders pursuant to Section 6.02 or Parent pursuant to Section 6.03, as the case may be.

(a) An Indemnified Party shall give the Indemnifying Party written notice of any claim which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, only to the extent then known or estimated in good faith by the Indemnified Party, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Loss that it may otherwise have to any Indemnified Party.

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(b) If an Indemnified Party shall receive written notice of any Action, audit or demand (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Article VI, within 45 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VI. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if (i) the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party, (ii) the Indemnifying Party actively and diligently defends such Third Party Claim, (iii) the Third Party Claim involves only claims for monetary damages and does not seek an injunction or other equitable relief, (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal, regulatory or statutory enforcement action and (v) the Indemnified Party does not reasonably believe that the Loss relating to such claim for indemnification would exceed the maximum amount that such Indemnified Party could then be entitled to recover from the Indemnifying Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or such information may be reasonably relevant to a direct claim among the parties). Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (provided that no party shall be required to provide information to the extent it is subject to attorney-client privilege or may be reasonably relevant to a direct claim among the parties). No such Third-Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed.

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of from any of its obligations under this Article VI except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VI. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail based on the facts then known, and shall indicate the estimated amount, if reasonably practicable based on the facts then known, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnifying Person and Indemnified Person shall use good faith efforts to resolve the disputed matters. If the dispute is not resolved within such 30-day period, either party may seek resolution of the dispute in a court having jurisdiction over the parties and the matter. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement; provided, that, in no event shall any Indemnified Party be required to wait for such 30-day period prior to pursuing any remedies available to such Indemnified Party pursuant to this Agreement.

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Section 6.06 Indemnity Shares.

(a) In order to satisfy the indemnification obligations of the Company Stockholders pursuant to Section 6.02, any Parent Indemnified Party shall have the right to set off its indemnification claims against the Indemnity Shares if, and only if, the related Loss is agreed or admitted to by the Stockholder Representative in writing or such Loss is finally adjudicated to be payable in accordance with Section 6.05, in which case the Indemnity Shares will be reduced in accordance with Section 6.06(b).

(b) Parent may reduce the number of Multiple Voting Shares constituting the Indemnity Shares to account for any Losses indemnifiable pursuant to this Article VI accrued and finally determined in accordance with Section 6.06(a) prior to the time Parent is otherwise required to deliver such Indemnity Shares pursuant to Section 6.06(c). Each Multiple Voting Share held as an Indemnity Share shall be deemed to have a cash value equal to the Holdback Share Value.

(c) Parent shall issue to the Company Stockholders the Multiple Voting Shares constituting the Indemnity Shares (to the extent so remaining after deductions, if any, under Section 6.06(b) with respect to indemnification obligations and with respect to the Cash Adjustment Amount) in accordance with the Payment Spreadsheet on the first Business Day following the 12-month anniversary of the Closing Date (the “Indemnity Share Issuance Date”); provided, however, that if any claim pursuant to this Article VI shall have been properly asserted by any Parent Indemnified Party in accordance with this Agreement on or prior to the General Survival Date and remain pending on the Indemnity Share Issuance Date (any such claim, a “Pending Claim”), (i) the number of Indemnity Shares issued to the Company Stockholders shall be the amount of Indemnity Shares, minus that number of Indemnity Shares that is equal to the aggregate amount of such Pending Claim divided by the Holdback Share Value, and (ii) any Multiple Voting Shares that remain as Indemnity Shares following the Indemnity Share Issuance Date in respect of any such Pending Claim shall be issued to the Company Stockholders in accordance with the Payment Spreadsheet promptly upon resolution or (if applicable) satisfaction of such Pending Claim to the extent the number of Indemnity Shares is not reduced upon satisfaction of such Pending Claim pursuant to Section 6.06(b).

Section 6.07 Mitigation. Each Indemnified Party shall use reasonable efforts (determined without regard to any indemnification rights, as applicable, of such Person hereunder (i.e., as if such Person had no such rights hereunder)) to mitigate any Losses for which such Indemnified Party seeks indemnification, and each Indemnified Party shall, and shall cause its Representatives and Affiliates to, use reasonable efforts to pursue any and all rights or benefits (including rights to be indemnified and held harmless or rights to be reimbursed for, or to share, certain costs, expenses or Taxes) with respect to any matter that is indemnifiable pursuant to Section 6.02 and Section 6.03.

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Section 6.08 Effect of Investigation. The Company Stockholders shall not be liable under this Article VI for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement if Parent had Knowledge of such inaccuracy or breach prior to the Closing.

Section 6.09 Exclusive Remedies. Except for claims based on fraud, willful misconduct or intentional misrepresentation, the indemnification rights provided in this Article VI shall be the sole and exclusive remedy available to the parties hereto for any and all Losses related to a breach of any of the terms, conditions, covenants, agreements, representations or warranties contained in this Agreement, or any right, claim or action arising from the transactions contemplated hereby; provided, however, that the provisions of this Section 6.09 shall not preclude any party from bringing an action for specific performance, injunction or any other equitable remedy to the extent that such action or remedy is permitted by this Agreement.

Section 6.10 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Article VII

CONDITIONS TO CLOSING; TERMINATION

Section 7.01 Conditions to the Obligations of Each Party. The obligations of Parent and Merger Sub and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, unless waived in writing by all of the Parties:

(a) The Company Fundamental Representations shall be true and correct in all respects (except where a Company Fundamental Representation is qualified by materiality, in which case such representation shall be true and correct in all material respects) as of the Closing Date with the same effect as though made at and as of such date.

(b) The Company shall have delivered the Disclosure Schedule to Parent and Merger Sub.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the other representations and warranties of the Company contained in Article III shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect.

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(b) The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by the Company prior to or on the Closing Date.

(c) From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(d) No Governmental Order shall be in effect which restrains, hinders or prohibits or threatens to restrain, hinder or prohibit the consummation of the transactions contemplated by this Agreement; and there shall not have been threatened, nor shall there be pending, any Action by a Person or before any Governmental Authority which is reasonably likely to restrain, hinder, prohibit, delay or challenge the validity of any of the transactions contemplated by this Agreement.

(e) The Company shall have delivered to Parent duly executed counterparts to the Ancillary Agreements and such other documents and deliverables set forth in Section 2.11.

(f) Holders of no more than two percent (2.00%) of the outstanding Company Capital Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Capital Stock.

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects as of both the Effective Date and the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated hereby.

(b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by Parent and Merger Sub prior to or on the Closing Date.

(c) No Governmental Order shall be in effect which restrains, hinders or prohibits or threatens to restrain, hinder or prohibit the consummation of the transactions contemplated by this Agreement; and there shall not have been threatened, nor shall there be pending, any Action by a Person or before any Governmental Authority which is reasonably likely to restrain, hinder, prohibit, delay or challenge the validity of any of the transactions contemplated by this Agreement.

(d) Parent and Merger Sub shall have delivered to the Company evidence satisfactory to the Company that the transfer of the Closing Shares to each Company Stockholder has been initiated as of the Closing Date, in addition to duly executed counterparts to the Ancillary Agreements and such other documents and deliverables set forth in Section 2.12.

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(e) The Board of Directors of Parent (the “Parent’s Board”) shall have appointed Scott Atkins to serve as a member of the Parent’s Board, subject to Governmental Authority approval required by Law, until the next meeting of Parent’s stockholders and agree to nominate Mr. Atkins for reelection at the next shareholders’ meeting of the Parent’s stockholders.

Section 7.04 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company, the Stockholder Representative and Parent;

(b) by Parent, upon written notice to the Company and the Stockholder Representative, if Parent is not then in material breach of any provision of this Agreement and there has been a material breach, material inaccuracy in or material failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in this Article VII and such breach, inaccuracy or failure has not been cured within 10 days of by the Company’s receipt of written notice of such breach from Parent;

(c) by the Company, upon written notice to Parent, if the Company is not then in material breach of any provision of this Agreement and there has been a material breach, material inaccuracy in or material failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in this Article VII and such breach, inaccuracy or failure has not been cured within 10 days of Parent’s receipt of written notice of such breach from the Company;

(d) by Parent or the Company, upon written notice to the other party, in the event that: (A) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (B) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e) by Parent or the Company, upon written notice to the other, if either party determines that the other party has not fulfilled any of the conditions set forth in Section 7.01, Section 7.02, or Section 7.03 prior to the Outside Date.

Section 7.05 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VII, this Agreement (other than Section 5.06(a), Article VI, Article VII, Article VIII, and any other provision of this Agreement that by its terms survives termination of this Agreement) shall forthwith become void and there shall be no liability on the part of any party hereto. The exclusive remedy of the parties hereto upon any proper termination of this Agreement will be pursuant to Article VI.

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Article VIII

MISCELLANEOUS

Section 8.01 Stockholder Representative.

(a) Each Company Stockholder hereby irrevocably appoints Fertile Valley, LLC as the Stockholder Representative and attorney-in-fact to act on behalf of such Company Stockholder with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by any Company Stockholder individually or by the Stockholder Representative pursuant to this Agreement, including the exercise of the power to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to take all actions on behalf of the Company Stockholders pursuant to this Agreement, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. More specifically, the Stockholder Representative shall have the authority to make all decisions and determinations and to take all actions (including agreeing to any amendments to this Agreement or any Ancillary Agreement to which it is a party or to the termination hereof or thereof) required or permitted hereunder on behalf of each such Company Stockholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Company Stockholder, and any notice, communication, document, certificate or information required (other than any notice required by Law or under the Company’s Organizational Documents) to be given to any Company Stockholder hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to the Stockholder Representative. Without limiting the generality of the foregoing, the Stockholder Representative shall be authorized, in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of the Company Stockholders necessary to effectuate the Closing and related transactions. The Stockholder Representative shall be authorized to take all actions on behalf of the Company Stockholders in connection with any claims made under Article VI of this Agreement, to defend or settle such claims, to use the Stockholder Representative Shares to pay for Stockholder Representative Expenses (as further described in Section 8.01(f)), and to agree to the reduction of the number of Multiple Voting Shares constituting the Holdback Shares in respect of such claims on behalf of the Company Stockholders.

(b) The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent and any other Person may conclusively and absolutely rely, without inquiry, upon any actions of the Stockholder Representative as the acts of the Company Stockholders in all matters referred to in this Agreement. Each of the Company Stockholders hereby ratifies and confirms all that the Stockholder Representative shall do or cause to be done by virtue of the appointment of the Stockholder Representative as the Stockholder Representative of such Company Stockholder. The Stockholder Representative shall act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Company Stockholders, but the Stockholder Representative shall not be responsible to any such Company Stockholder for any loss or damage any such Company Stockholder may suffer by reason of the performance by the Stockholder Representative of their duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such duties. In no event shall the Stockholder Representative be liable to the Company Stockholders hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages. The Stockholder Representative shall be fully protected against the Company Stockholders in relying upon any written notice, demand, certificate or document that they in good faith believe to be genuine, including facsimiles or copies thereof.

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(c) No Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest any such decision or action of the Stockholder Representative. The provisions of this Section 8.01, including the power of attorney granted by this Section 8.01, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one Company Stockholder, or by operation of Law, whether by death or other event.

(d) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote of the holders of a majority of the Company Capital Stock immediately prior to Closing; provided, however, in no event shall the Stockholder Representative resign or be removed without the Company Stockholders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote of the holders of a majority of the Company Capital Stock immediately prior to Closing. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent promptly following such vote or consent, such appointment to be effective upon the date indicated in such consent; provided, that until such notice is received, Parent shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in this Section 8.01.

(e) The Stockholder Representative shall not be liable to the Company Stockholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Company Stockholders shall indemnify and hold harmless the Stockholder Representative from and against, compensate him for, reimburse him for and pay any and all Losses, arising out of and in connection with his activities as the Stockholder Representative under this Agreement, including without limitation any travel expenses such as transportation, lodging and meals, and attorney fees incurred in connection with his actions as the Stockholder Representative, in each case as such Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Loss or any portion thereof was primarily caused by the fraud, intentional misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the Company Stockholders the amount of such indemnified Loss attributable to such fraud, intentional misconduct or bad faith.

(f) In order to satisfy Stockholder Representative Expenses, each Company Stockholder and Parent acknowledges and agrees that the Stockholder Representative shall have the right, in its sole, absolute, and exclusive discretion, to demand that Parent issue the number of Multiple Voting Shares that have a cash value equal to the Stockholder Representative Expenses divided by the Stockholder Representative Share Value. Parent shall issue such shares to the Stockholder Representative within three (3) Business Days of a demand by the Stockholder Representative. Parent shall issue to the Company Stockholders the Multiple Voting Shares constituting the Stockholder Representative Shares (to the extent so remaining after any reduction under this Section 8.01(f)) in accordance with the Payment Spreadsheet on the later of (A) the Indemnity Share Issuance Date, or (B) the date requested by the Stockholder Representative, in the Stockholder Representative’s sole, absolute, and exclusive discretion. The parties specifically acknowledge that the provisions of Section 8.04 shall apply in the event the Stockholder Representative is required to initiate legal action to enforce the provisions of this Section 8.01(f). Notwithstanding the foregoing, if there is any Pending Claim and the Indemnity Shares remaining are insufficient to equal the aggregate amount of such Pending Claim divided by the Stockholder Representative Share Value, then any remaining Stockholder Representative Shares which are unclaimed by the Stockholder Representative may be treated as if they were Indemnity Shares and the Parent shall comply with the requirements of Section 6.06(c) with respect to such Stockholder Representative Shares.

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Section 8.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereunder. Notwithstanding the foregoing, in the event an order of judgment is issued which prevents or prohibits the application to this Agreement of the Laws of the State of Delaware, then this Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Washington, without giving effect to the principles of conflicts of law thereunder.

Section 8.03 Notices.

(a) Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

(i)	If to Parent or Merger Sub, to:

Harvest Health and Recreation, Inc.
1155 W. Rio Salado Parkway, Suite 201
Tempe, Arizona 85281
Attn:	Nicole Stanton, Vice President and General Counsel,
Brian Manning, Assistant General Counsel and
Lazarus Rothstein, Assistant General Counsel
Email:	[***]

(ii)	If to the Company, to:

Interurban Capital Group Inc.

469 NW. Bowdoin Place

Seattle, WA 98107

Email: [***]

Attention: Bill Kinzel

with a copy to (which shall not constitute notice):

Miller Nash Graham & Dunn LLP

2801 Alaskan Way, Suite 300

Seattle, WA 98121

Attention: Christine Masse

Email: [***]

(iii)	If to the Company Stockholders or the Stockholder Representative, to:

Fertile Valley, LLC

518 W. Riverside Suite 208

Spokane, WA 99201

Email: [***]

Name: Bill Kinzel

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with a copy to (which shall not constitute notice):

Northwest Venture Law

23205 E. Settler Drive

Liberty Lake, WA 99019

Attention: Paul Cartee

Email: [***]

(b) Any party may change its address for notices hereunder upon notice to each other party in the manner for giving notices hereunder.

(c) Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

(d) The Stockholder Representative hereby agrees that Bill Kinzel may accept service of process on his behalf for any Action against the Company, any Company Stockholder or the Stockholder Representative in his capacity as such.

Section 8.04 Attorneys’ Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05 Disclosure Schedule. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant unless clearly specified to the contrary herein or therein. Inclusion of any item on any Disclosure Schedule (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business and (c) shall not constitute, or be deemed to be, an admission to any third party concerning such item. Inclusion of any item under any Section of the Disclosure Schedule will also be deemed a disclosure as to each other applicable Section of the Disclosure Schedule, if any, to the extent such disclosure is reasonably apparent on its face. The Disclosure Schedule includes descriptions of instruments or brief summaries of certain aspects of the Companies and the Business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Disclosure Schedule to identify documents or other materials previously delivered or made available.

Section 8.06 Third Party Beneficiaries. Except for the provisions of Article VI relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, the Company Stockholders, and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of any of the Companies or any of the Washington Entities, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Company Stockholders are intended third party beneficiaries of this Agreement and may enforce the terms and covenants contained herein, including, without limitation, the limitations and exclusions set forth in Article VI hereof (including, without limitation, Section 6.04(c) hereof).

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Section 8.07 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.08 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.09 Amendment; Waiver. At any time prior to the Closing, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent and the Stockholder Representative. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 8.10 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties hereto, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 8.11 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties hereto.

Section 8.12 Assignment. This Agreement may not be assigned by a party hereto by operation of Law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such other parties), except that (a) Parent shall be permitted to assign its rights and obligations hereunder to (i) any of its Affiliates, provided that no such assignment shall relieve Parent of any of its obligations hereunder, and (ii) any purchaser of all or substantially all of Parent’s assets or equity, and (b) the Parent Indemnified Parties shall be permitted to collaterally assign any or all of their rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates.

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Section 8.13 Jurisdiction; Waiver of Jury Trial.

(a) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this this Section 8.13(a).

Section 8.14 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 8.15 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

Section 8.17 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Parent:

Harvest Health & Recreation, Inc.

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

MERGER SUB:

ICG ACQUISITION CORP.

By:	/s/ Steve White
Name:	Steve White
Title:	Chief Executive Officer

COMPANY:

INTERURBAN CAPITAL GROUP, INC.

By:	/s/ Ryan Kunkel
Name:	Ryan Kunkel
Title:	Chief Executive Officer

Stockholder Representative:

FERTILE VALLEY LLC

By:	/s/ Daniel Reiner
Name:	Daniel Reiner
Title:	Manager